As filed with the Securities and Exchange Commission on March 19,  2018.
Registration Statement No. 333-_____________________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________
FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________________
OCEAN RIG UDW INC.
(Exact name of registrant as specified in its charter)
________________________

Cayman Islands	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
Ocean Rig UDW Inc. Ocean Rig Cayman Management Services SEZC Limited 3rd Floor Flagship Building Harbour Drive, Grand Cayman, Cayman Islands +1 345 327 9232	Seward & Kissel LLP Attention: Gary J. Wolfe, Esq. One Battery Park Plaza New York, New York 10004 (212) 574-1200
(Address and telephone number of Registrant's principal executive offices)	(Name, address and telephone number of agent for service)

Copies to:
Gary J. Wolfe, Esq.
Keith J. Billotti, Esq.
Seward & Kissel LLP
One Battery Park Plaza
New York, New York 10004
(212) 574-1200
Approximate date of commencement of proposed sale to the public:  From time to time after this registration statement becomes effective.
If the only securities being registered on the Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Primary Offering
Common Shares, par value $0.01 per share
Preferred Shares
Debt Securities
Guarantees(2)
Warrants(3)
Purchase Contracts(4)
Rights(5)
Units(6)
Primary Offering Total	Indeterminate	Indeterminate		$0	(1)
Secondary Offering
Class A Common Shares, par value $0.01	35,294,779 shares	$798,014,953.19	(7)	$99,352.86	(8)
TOTAL		$798,014,953.19		$99,352.86

1.
An indeterminate aggregate initial offering price or number of securities of each identified class is being registered as may from time to time be offered at indeterminate prices. Also includes such indeterminate amount of debt securities and number of common shares and preferred shares as may be issued upon conversion or exchange for any other debt securities or shares of preferred stock that provide for conversion or exchange into other securities. In connection with the securities offered hereby, the Registrant is deferring payment of all of the registration fees and will pay registration fees on a "pay-as-you-go" basis in accordance with Rule 456(b) and Rule 457(r).

2.
The debt securities may be guaranteed pursuant to guarantees by the direct and indirect subsidiaries of Ocean Rig UDW Inc. No separate compensation will be received for the guarantees.  Pursuant to Rule 457(n), no separate fees for the guarantees will be payable.

3.	Registered hereunder are an indeterminate number of warrants as may from time to time be sold at indeterminate prices
4.	Registered hereunder are an indeterminate number of purchase contracts as may from time to time be sold at indeterminate prices.
5.	Registered hereunder are an indeterminate number of rights as may from time to time be sold at indeterminate prices.
6.	Registered hereunder are an indeterminate number of units as may from time to time be sold at indeterminate prices. Units may consist of any combination of securities registered hereunder.
7.
Previously estimated, in connection with the unsold securities previously registered discussed below, solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended, based on the average of the high and low prices per share of the registrant's common shares as reported on the NASDAQ Global Select Market on September 25, 2017.

8.
As noted in the paragraph below, pursuant to Rule 415(a)(6) under the Securities Act, this Registration Statement includes unsold securities that had been previously registered and for which the registration fee had previously been paid. Accordingly, the amount of the registration fee to be paid is reduced by $92,399.03 the amount of the registration fee applied to such unsold securities.

Pursuant to Rule 415(a)(6) under the Securities Act, the securities registered pursuant to this Registration Statement include unsold securities previously registered under the registration statement on Form F-1 with File No. 333-220668 dated September 27, 2017, as amended (the "Prior Registration Statement"). In connection with the registration of the unsold securities on the Prior Registration Statement, the Registrant paid a registration fee of $ $92,399.03, which continues to be applied to such securities and encompasses the total fee associated with this Registration Statement.  Pursuant to Rule 415(a)(6), the Prior Registration Statement will be deemed terminated as of the date of effectiveness of this Registration Statement.

Prospectus
OCEAN RIG UDW INC.
Common Shares, Preferred Shares,
 Debt Securities, Guarantees, Warrants, Purchase Contracts, Rights and Units
Through this prospectus, we may periodically offer:
(1)	our common shares,
(2)	our preferred shares,
(3)	our debt securities, which may be guaranteed by one or more of our subsidiaries,
(4)	our warrants,
(5)	our purchase contracts,
(6)	our rights, and
(7)	our units.
In addition, the selling shareholders named herein, or their donees, pledgees, transferees or other successors in interest may sell in one or more offerings pursuant to this registration statement up to an aggregate of 35,294,779 of our common shares. The selling shareholders may sell shares in regular brokerage transactions, in transactions directly with market makers or investors, in privately negotiated transactions or through agents or underwriters they may select from time to time. The prices and terms of the securities that we or any selling shareholders or their donees, pledgees, transferees or other successors in interest will offer will be determined at the time of their offering and will be described in a supplement to this prospectus, if required.  We will not receive any of the proceeds from the sale of securities by any selling shareholders or their donees, pledgees, transferees or other successors in interest.
Our common shares are currently listed on the NASDAQ Global Select Market under the symbol "ORIG." The last reported sale price of our common shares was $25.00 on March 16, 2018.
The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

An investment in these securities involves a high degree of risk. See the section entitled "Risk Factors" beginning on page 8 of this prospectus, and other risk factors contained in the applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 19, 2018.

Table of Contents
PROSPECTUS SUMMARY	1
RISK FACTORS	7
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	8
SHARE HISTORY AND MARKETS	10
RATIO OF EARNINGS TO FIXED CHARGES	11
CAPITALIZATION	12
USE OF PROCEEDS	13
PLAN OF DISTRIBUTION	14
ENFORCEMENT OF CIVIL LIABILITIES	18
DESCRIPTION OF CAPITAL STOCK	20
DESCRIPTION OF DEBT SECURITIES	31
DESCRIPTION OF WARRANTS	40
DESCRIPTION OF PURCHASE CONTRACTS	41
DESCRIPTION OF RIGHTS	42
DESCRIPTION OF UNITS	43
TAXATION	44
EXPENSES	51
LEGAL MATTERS	51
EXPERTS	51
WHERE YOU CAN FIND ADDITIONAL INFORMATION	51

Unless otherwise indicated, all references to "dollars" and "$" in this prospectus are to U.S. Dollars, and the financial statements incorporated by reference herein are presented in U.S. dollars and have been prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. We have a fiscal year end of December 31.  As used throughout this prospectus, the term "selling shareholder" refers to any selling shareholders who are named in a prospectus supplement and their donees, pledgees, transferees and other successors in interest.
This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the Commission, using a shelf registration process. Under the shelf registration process, we and the selling shareholders named in this prospectus may, from time to time, sell our common shares, preferred shares, debt securities (and related guarantees), warrants, purchase contracts rights and units may sell our common shares that are described in this prospectus in one or more offerings. This prospectus only provides you with a general description of the securities we or any selling shareholder may offer. Each time we or a selling shareholder offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the offered securities. We may file a prospectus supplement in the future that may also add, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement.  Before purchasing any securities, you should read carefully both this prospectus and any prospectus supplement, together with the additional information described below.

This prospectus and any prospectus supplement are part of a registration statement we filed with the Commission and do not contain all the information in the registration statement.  Forms of the indentures and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement.  Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers.  You should refer to the actual documents for a more complete description of the relevant matters.  For further information about us or the securities offered hereby, you should refer to the registration statement, which you can obtain from the Commission as described below under the section entitled "Where You Can Find Additional Information."
You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement.  We, any selling shareholder, and any underwriters have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise.  Our business, financial condition, results of operations and prospects may have changed since those dates.
Other than in the United States, no action has been taken by us or any underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

PROSPECTUS SUMMARY
This summary provides an overview of our company and our business. This summary is not complete and does not contain all of the information you should consider before purchasing our securities. On September 22, 2017, we completed a financial restructuring of our company, pursuant to which, among other things, our aggregate outstanding indebtedness owed to third parties has been reduced from approximately $3.7 billion of principal (plus accrued interest) to $450 million. We refer to this as the "Restructuring", which is described more fully in our Annual Report on Form 20-F for the year ended December 31, 2017 which was filed with the Commission on March 15, 2018 and is incorporated by reference herein.  You should carefully read this entire prospectus and our Annual Report on Form 20-F and the other documents to which this prospectus refers to fully understand the effects of the Restructuring (as defined herein). In particular, you should read the form of Second Amended and Restated Memorandum and Articles of Association of the Company incorporated by reference herein because these documents govern your rights as a shareholder of the Company following the Restructuring. You should carefully read all of the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement, including the sections titled "Risk Factors" and our financial statements and related notes contained herein and therein, before making an investment decision. As used throughout this prospectus, the terms "Company," "Ocean Rig UDW," "we," "our" and "us" refer to Ocean Rig UDW Inc. and its subsidiaries except where the context otherwise requires. Unless otherwise indicated, all references to "dollars" and "$" in this prospectus are to U.S. Dollars and the financial statements incorporated by reference herein are presented in U.S. dollars and have been prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. References to "real" or "R$" are to the official currency of Brazil, the real.
Our Company
We are an international offshore drilling contractor providing oilfield services for offshore oil and gas exploration, development and production drilling and specializing in the ultra-deepwater and harsh-environment segment of the offshore drilling industry. We seek to utilize our high-specification drilling units to the maximum extent of their technical capability and we believe that we have earned a reputation for operating performance excellence, customer service and safety.
We, through our wholly-owned subsidiaries, currently own two modern, fifth generation harsh weather ultra-deepwater semisubmersible offshore drilling units, the Leiv Eiriksson and the Eirik Raude, five sixth generation advanced capability ultra-deepwater drilling units, the Ocean Rig Corcovado, the Ocean Rig Olympia, the Ocean Rig Poseidon and the Ocean Rig Mykonos, delivered in January 2011, March 2011, July 2011 and September 2011, respectively and the Ocean Rig Paros, acquired on April 28, 2016 through an auction, and four seventh generation drilling units, the Ocean Rig Mylos, the Ocean Rig Skyros, the Ocean Rig Athena and the Ocean Rig Apollo, delivered in August 2013, December 2013, March 2014 and March 2015, respectively. The Ocean Rig Corcovado, the Ocean Rig Olympia, the Ocean Rig Poseidon the Ocean Rig Mykonos and the Ocean Rig Paros are "sister-ships" constructed to the same high-quality vessel design and specifications and are capable of drilling in water depths of 10,000 feet. The design of our seventh generation drilling units reflects additional enhancements that will enable the drilling units to drill in water depths of 12,000 feet. The Ocean Rig Mylos, the Ocean Rig Skyros, the Ocean Rig Athena and the Ocean Rig Apollo, are "sister ships" constructed to the same high – quality drilling unit design and specifications. We believe that owning and operating "sister-ships" helps us maintain our cost efficient operations on a global basis through the shared inventory and use of spare parts and the ability of our offshore maritime crews to work seamlessly across all of our drilling units.
In addition, we have contracts to construct two seventh generation drilling units at a major shipyard in Korea, the Ocean Rig Santorini, and the Ocean Rig Crete. These newbuildings were previously scheduled for delivery in 2017 and 2018, respectively. As part of renegotiations, the delivery of the Ocean Rig Santorini and the Ocean Rig Crete  are currently scheduled in June 2018 and January 2019, respectively, certain installments were rescheduled and the total construction costs were increased to $694.8 million and $709.6 million, respectively. If we decide to go ahead with the construction of the two drilling unit newbuildings, the estimated remaining total construction payments, excluding financing costs, will amount to approximately $0.9 billion in aggregate. With respect to the Ocean Rig Santorini, our subsidiary that holds the shipbuilding contract for the Ocean Rig Santorini has received a notice of default in February 2018 for failure to pay an interim installment that was due on February 5, 2018, and is currently in commercial discussions with the shipyard to further postpone the delivery of the drilling unit and amend other terms of the shipbuilding contract. To date, our subsidiary has paid $309.4 million in installment payments under the shipbuilding contract. Under the contract, our subsidiary must pay the amount of installments in default plus accrued interest thereon at a rate of 6% per annum. Should our subsidiary that holds the shipbuilding contract and the shipyard fail to renegotiate terms while in default, the contract could be rescinded by the shipyard and all installment payments paid by us in the amount of $309.4 million to date could be forfeited.

We employ our drilling units primarily on a dayrate basis for periods of between one month and six years to drill wells for our customers, typically major oil companies, integrated oil and gas companies, state-owned national oil companies and independent oil and gas companies.
We believe that our drilling units, the Ocean Rig Corcovado, the Ocean Rig Olympia, the Ocean Rig Poseidon, the Ocean Rig Mykonos, the Ocean Rig Mylos, the Ocean Rig Skyros, the Ocean Rig Athena, the Ocean Rig Apollo and the Ocean Rig Paros, as well as our two seventh generation drilling units under construction, are among the most technologically advanced drilling units in the world. The S10000E design, used for our operating drilling units, was originally introduced in 1998 and has been widely accepted by customers. Among other technological enhancements, our drilling units are equipped with dual activity drilling technology, which involves two drilling systems using a single derrick that permits two drilling-related operations to take place simultaneously. We estimate this technology saves between 15% and 40% in drilling time, depending on the well parameters. Each of our sixth generation operating drilling units is capable of drilling 40,000 feet at water depths of 10,000 feet and our seventh generation drilling units have the capacity to drill 40,000 feet at water depths of 12,000 feet, while our fifth generation drilling units are capable of drilling 30,000 feet at water depths of 10,000 feet.
Our Fleet
Set forth below is summary information concerning our offshore drilling units as of March 12, 2018.
Drilling Unit	Year Built or Scheduled Delivery/ Generation	Water Depth to the Wellhead (ft)	Drilling Depth to the Oil Field (ft)	Customer	Expected Contract Expiration(1)	Dayrate (4)		Drilling Location
Operating Drilling Units
Leiv Eiriksson	2001/5th	10,000	30,000	Lundin Norway AS	Q3 2018	$149,525		Norway
Ocean Rig Corcovado	2011/6th	10,000	40,000	Petroleo Brasileiro S.A.	Q2 2018	$495,000	(3)	Brazil
Ocean Rig Mykonos(5)	2011/6th	10,000	40,000	Petroleo Brasileiro S.A.	Q1 2018	$495,000	(3)	Brazil
Ocean Rig Skyros	2013/7th	12,000	40,000	Total E&P Angola	Q3 2021	$580,755		Angola

Ocean Rig Poseidon (6)	2011/6th	10,000	40,000	Tullow Namibia Ltd.	Q3/Q4 2018	$138,889		Namibia
Available for employment
Ocean Rig Mylos (2)	2013/7th	12,000	40,000
Eirik Raude (2)	2002/5th	10,000	30,000
Ocean Rig Paros (2)	2011/6th	10,000	40,000
Ocean Rig Olympia (2)	2011/6th	10,000	40,000
Ocean Rig Apollo (2)	2015/7th	12,000	40,000
Ocean Rig Athena (2)	2014/7th	12,000	40,000

(1)	Not including the exercise of any applicable options to extend the term of the contract and any notification received for the termination of contracts.
(2)	These drilling units are cold stacked in Greece and are available for charter.
(3)
Approximately 20% of the dayrates are service fees paid to us in Brazilian Real (R$). The day rate disclosed in this table is based on the March 12, 2018 exchange rate of R$3.25:$1.00. During the first and second quarter of 2015, the Ocean Rig Mykonos and the Ocean Rig Corcovado, respectively, commenced drilling operations under the new awarded contracts, which are extensions of the previous contracts from Petrobras, for drilling offshore Brazil. The term of each extension was for 1,095 excluding reimbursement by Petrobras for contract related equipment upgrades.

(4)	These rates represent the current operating rates applicable under each contract. Depending on the contract, these rates may be escalated.
(5)	The Ocean Rig Mykonos contract with Petrobras expires in March 2018 and is planned to transit to Las Palmas where it will remain in "ready-to-drill" state.
(6)
On February 23, 2018, the Company signed a new drilling contract with Tullow Namibia Ltd., for a one-well drilling program plus options for drilling offshore Namibia. The contract is expected to commence in the third quarter of 2018 and to be performed by the Ocean Rig Poseidon.

Newbuilding Drilling Units
We have entered into contracts with a major shipyard in Korea for the construction of three seventh generation drilling units, which were previously scheduled for delivery in 2017, 2018 and 2019, respectively. As part of renegotiations, the Ocean Rig Santorini and the Ocean Rig Crete are currently scheduled for delivery in June 2018 and January 2019, respectively, and certain installments were rescheduled and the total construction costs were increased to $694,790 and $709,565, respectively. With respect to the Ocean Rig Amorgos, we had previously agreed to suspend its construction with an option, subject to our option, to bring it back into force within a period of 18 months after the date of the addendum, which option expired in February 2018. With respect to the Ocean Rig Santorini, our subsidiary that holds the shipbuilding contract for the Ocean Rig Santorini has received a notice of default in February 2018 for failure to pay an interim installment that was due on February 5, 2018, and is currently in commercial discussions with the shipyard to further postpone the delivery of the drilling unit and amend other terms of the shipbuilding contract. Should our subsidiary that holds the shipbuilding contract and the shipyard fail to renegotiate terms while in default, the contract could be rescinded by the shipyard and all installment payments paid by us in the amount of $309.4 million to date could be forfeited. In addition, if we are unable to fund the amounts due in connection with the delivery of the Ocean Rig Crete, the yard may rescind the shipyard contract and we would forfeit all amounts we have already paid to the yard in the amount of $156.9 million. As of December 31, 2016, the Company impaired the total advances and related costs provided to the yard for the Ocean Rig Amorgos. As of December 31, 2017, the Company determined that the full amount of the carrying value of the two drilling units under construction Ocean Rig Crete and Ocean Rig Santorini was not recoverable and, therefore, impaired their total advances and related costs provided to the yard. In connection with the three newbuilding agreements, we had made total payments of $542.9 million as of December 31, 2017. If we decide to go ahead with the construction of the two drilling unit newbuildings, the estimated remaining total construction payments, excluding financing costs, will amount to approximately $0.9 billion in aggregate.
Employment of Our Fleet
Employment of our Drilling Units
On January 12, 2018, Lundin Norway AS ("Lundin") declared their sixth option to extend the existing contract of the Leiv Eiriksson, which is now expected to have firm employment secured until August 2018. Should Lundin exercise its remaining six one-well options, the drilling unit could be employed until the second half of 2019. As of March 12, 2018, the dayrate is $149,525.
In May 2015, the Ocean Rig Corcovado commenced a three-year extension under the previous contract with Petrobras. The contract includes reimbursement by Petrobras for contract related equipment upgrades. As of March 12, 2018, the dayrate is $495,000, (including service fees of $94,552 based on the contracted rate in Real and the March 12, 2018 exchange rate of R$3:25:$1.00).
In March 2015, the Ocean Rig Mykonos commenced a three-year extension under the previous contract with Petrobras. The contract includes reimbursement by Petrobras for contract related equipment upgrades. As of March 12, 2018, the dayrate is $495,000, (including service fees of $94,552 based on the contracted rate in Real and the March 12, 2018 exchange rate of R$3:25:$1.00). The Ocean Rig Mykonos contract with Petrobras expires in March 2018 and is planned to transit to Las Palmas where it will remain in "ready-to-drill" state.
In October 2015, the Ocean Rig Skyros commenced its six year contract with Total E&P Angola for drilling operations offshore Angola. As of March 12, 2018, the dayrate is $580,755.
On February 23, 2018, the Ocean Rig Poseidon has signed a new drilling contract with Tullow Namibia Ltd., for a one-well drilling program plus options for drilling offshore West Africa. The contract is expected to commence in the third quarter of 2018.
The total contracted backlog under our drilling contracts for our drilling units, as of March 12, 2018, was $847.5 million. We calculate our contract backlog by multiplying the contractual dayrate under all of our employment contracts for which we have firm commitments, by the minimum expected number of days committed under such contracts (excluding any options to extend), assuming full earnings efficiency. There can be no assurance that the counterparties to such contracts will fulfill their obligations under the contracts. See the section of our annual report for the fiscal year ended December 31, 2017 entitled " Risk Factors—Risks Relating to Our Company—Our future contracted revenue for our fleet of drilling units may not be ultimately realized."
Unless otherwise stated, all references to dayrates included in this prospectus are exclusive of any applicable annual contract revenue adjustments, which generally result in the escalation of the dayrates payable under the drilling contracts.

Management of Our Drilling Units
Ocean Rig Management Inc., our wholly owned subsidiary, provides supervisory management services including onshore management to our operating drilling units and drilling units under construction,  pursuant to separate management agreements entered/to be entered with each of the drilling unit – owning subsidiaries. Under the terms of these management agreements, Ocean Rig Management Inc., through its affiliates is responsible for, among other things, (i) assisting in construction contract technical negotiations and (ii) providing technical and operational management for the drilling units.
In addition, up to March 31, 2016 we had engaged Cardiff Drilling Inc, a company that may be deemed to be beneficially owned by our Chairman, Mr. George Economou, to provide us with consulting and other services with respect to the arrangement of employment for, and relating to the purchase and sale of, our drilling units. On March 31, 2016, we entered into a Management services agreement with TMS Offshore Services Ltd., a Company that may be deemed to be beneficially owned by Mr. Economou to provide certain management services related to our drilling units including but not limited to commercial, financing, legal and insurance services. This agreement is effective from January 1, 2016 and was amended effective January 1, 2017. On September 22, 2017, the Restructuring Effective Date, as part of the Restructuring, we and each of our drilling-unit-owning subsidiaries terminated the previous agreement with TMS Offshore and entered into the Management Services Agreement with TMS to provide certain management services related to our drilling units including but not limited to executive management, commercial, financing, accounting, reporting, information technology, legal, manning, insurance, catering and superintendency services. See "Item 7. Major Shareholders and Related Party Transactions—B. Related Party Transactions."
Recent and Other Developments

Restructuring
On March 23, 2017, we and certain of our subsidiaries, Drillships Financing Holding Inc., or DFH, Drillships Ocean Ventures Inc., or DOV, and Drill Rigs Holdings Inc., or DRH, which are collectively referred to as the Scheme Companies entered into a Restructuring Support Agreement (the "RSA"), with certain creditors of our then-outstanding consolidated indebtedness to implement a financial restructuring plan, (the "Restructuring") under Section 86 of the Companies Law (2016 Revision). Pursuant to the terms of the RSA, the Scheme Companies presented winding up petitions to the Grand Court of the Cayman Islands (the "Grand Court"), on March 24, 2017, and filed applications seeking the appointment of joint provisional liquidators (the "JPLs"), under section 104(3) of the Companies Law (2016) Revision. On March 27, 2017, following a hearing before the Grand Court, the JPLs were appointed in respect to each of the Scheme Companies.
The RSA proposed that the Restructuring of each of the Scheme Companies be effected by way of a scheme of arrangement under Cayman Islands law (the "Schemes"). The Schemes provided for substantial deleveraging of the Scheme Companies through an exchange by their creditors, or the Scheme Creditors, of approximately $3.7 billion principal amount of debt (plus accrued interest) for new equity of the Company, approximately $288 million in cash (excluding the early consent fee) and $450 million of new secured debt.
On March 27, 2017, the JPLs as "foreign representatives" of each of the Scheme Companies filed petitions with the U.S. Bankruptcy Court under Chapter 15 of the Bankruptcy Code seeking recognition of the provisional liquidation proceedings and the contemplated Schemes as "foreign main proceedings." On April 3, 2017, the U.S. Bankruptcy Court granted provisional relief extending the protections of the temporary restraining order pending a recognition hearing, which was held on August 16, 2017. Following the recognition hearing, the U.S. Bankruptcy Court granted an order granting recognition to the provisional liquidation proceedings and the Schemes, pursuant to the terms sought by the JPLs.

On July 20, 2017, the Grand Court gave permission to the Scheme Companies to convene meetings of the Scheme Creditors for the purpose of considering, and if found appropriate, approving the Schemes.
On August 11, 2017, the Scheme Meetings were held and each of the Schemes was approved by a majority, in number, of the Scheme Creditors holding at least 75% in value of claims present and voting at the respective Scheme Meeting. The Schemes were approved by Scheme Creditors holding over 97% of our then-outstanding indebtedness.
On August 22, 2017, the JPLs filed an application for an order of the U.S. Bankruptcy Court recognizing and giving full force and effect to the Schemes in the United States. Following the sanction of the Schemes by the Grand Court, a hearing was held before the U.S. Bankruptcy Court on September 20, 2017 to consider the relief requested in the JPLs' application. Shortly after the conclusion of this hearing, the U.S. Bankruptcy Court entered an order giving full force and effect to the Grand Court's orders, the Schemes, and all documents and other agreements related thereto.
On August 25, 2017, the U.S. Bankruptcy Court issued a memorandum opinion and an order granting recognition of the provisional liquidation and scheme of arrangement proceedings for us and our subsidiaries, DRH, DFH, and DOV pending in the Grand Court as foreign main proceedings, and of the JPLs as the foreign representatives of the Scheme Companies in the United States. If the Schemes were approved by the Cayman Court, the U.S. Bankruptcy Court would conduct a hearing on September 20, 2017, to consider the entry of an order giving full force and effect to the Schemes in the United States.
On September 15, 2017, following a hearing held between September 4, 2017 and September 6, 2017, the Grand Court issued orders sanctioning the Schemes. On September 21, 2017, canceled 22,222,222 of its treasury shares and 56,079,533 shares of the Company previously held by its subsidiary, Ocean Rig Investments Inc. On the same day, we effected a 1-for-9,200 reverse stock split of our then-outstanding common shares. Our common shares commenced trading on a split-adjusted basis on September 22, 2017. The reverse stock split reduced the number of our issued and outstanding common shares from 82,586,851 shares (including the aforementioned treasury shares and shares held by Ocean Rig Investments, Inc.) to approximately 8,975 shares and affected all issued and outstanding common shares. The number of our authorized common shares and the par value and other terms of our common shares were not affected by the reverse stock split. No fractional shares were issued in connection with the reverse stock split. Shareholders of record who would have otherwise been entitled to receive a fractional share as a result of the reverse stock split received a cash payment in lieu thereof. The reverse stock split was completed in connection with our Restructuring and in order to comply with NASDAQ's listing requirements and meet the minimum bid requirement for continued listing on NASDAQ's Global Select Market.
Successful Emergence from Restructuring
On September 22, 2017, which we refer to as the Restructuring Effective Date, the Restructuring took effect. Pursuant to the Schemes, on the Restructuring Effective Date, Scheme Creditors exchanged their existing claims against the respective Scheme Companies for cash, new debt and new equity issued by the Company, as outlined above. The existing claims were either transferred to our Company or released. In particular, Scheme Creditors or their nominees received shares equivalent to 90.68% of the post-Restructuring equity of our Company and aggregate cash consideration of $320.8 million (including the early consent fee) across all of the Schemes, and the Scheme Companies and certain subsidiaries entered into a new credit agreement with the DOV and DFH Scheme Creditors (the "New Credit Agreement"). The New Credit Agreement contains limited restrictive covenants that are customary for facilities of this type. The remaining 9.32% of post-Restructuring equity was issued to Prime Cap Shipping Inc., a company that may be deemed to be beneficially owned by the Company's Chairman and up to December 31, 2017, Chief Executive Officer, Mr. George Economou, pursuant to the management services agreement with TMS Offshore Services Ltd. as described below.
On September 26, 2017, we received formal notice from NASDAQ that we had demonstrated compliance with all applicable requirements for the continued listing of the Company's common shares on NASDAQ and confirmed that, as a result of its favorable determination, our common shares would continue to be listed on the Nasdaq Global Select Market.
On October 4, 2017, the Grand Court issued an order discharging the JPLs effective as of October 18, 2017.

Recent Developments

Effective January 1, 2018 our Board of Directors appointed Mr. Pankaj Khanna as President and Chief Executive Officer of the Company, Mr. Iraklis Sbarounis as Chief Financial Officer, Mr. David Cusiter as Chief Operations Officer and Mr. Anthony Kandylidis as Executive Vice Chairman of our Company.
During January 2018 and February 2018, we converted an aggregate of 349,711 Class B Common Shares, par value $0.01 (the "Class B Common Shares"), into 349,711 Class A Common Shares, par value $0.01 (the "Class A Common Shares"). Pursuant to our Second Amended and Restated Memorandum and Articles of Association each Class B Common Share is convertible once, at any time or from time to time, in each case, at the option of the respective holder, into a Class A Common Share at a one for one conversion ratio.
On January 12, 2018, Lundin Norway AS ("Lundin") declared its sixth option to extend the existing contract of the Leiv Eiriksson, which is now expected to have firm employment secured until August 2018. Should Lundin exercise its remaining six one-well options, the rig could be employed until the second half of 2019.
On February 7, 2018, the drilling rig Leiv Eiriksson commenced its shipyard stay at Olen, Norway where it will undergo certain enhancements related to its contract with Lundin, its intermediate survey and upgrade its BOP to 5-rams. The Leiv Eiriksson is expected to complete its yard stay by the end of the first quarter of 2018.

On February 23, 2018, the Company signed a new drilling contract with Tullow Namibia Ltd., for a one-well drilling program plus options for drilling offshore West Africa. The contract is expected to commence in the third quarter of 2018 and to be performed by the Ocean Rig Poseidon.

In February 2018, our subsidiary that holds the shipbuilding contract for the Ocean Rig Santorini has received a notice of default for failure to pay an interim installment that was due on February 5, 2018, and is currently in commercial discussions with the shipyard to further postpone the delivery of the drilling unit and amend other terms of the shipbuilding contract.

On March 5, 2018, we held our 2018 annual general meeting of shareholders.

Our drilling contract of the Ocean Rig Poseidon with Statoil, for a one-well drilling program offshore Tanzania, has been successfully completed. The Ocean Rig Poseidon is in Walvis Bay, where it will remain in "ready-to-drill" state and be actively marketed for employment until commencement of the new drilling contract with Tullow Namibia Ltd. in the third quarter of 2018.

Our drilling unit the Ocean Rig Mykonos, which is expected to complete her current drilling contract with Petrobras during March 2018, is planned to transit to Las Palmas, where it will remain in "ready-to-drill" state, and be actively marketed for employment. During the Ocean Rig Mykonos stay in Las Palmas, the unit will be fitted with a full Managed Pressure Drilling (MPD) package.

We are currently in discussions with Total E&P Angola Block 32 for the Ocean Rig Skyros contract to revise its commercial terms. These discussions may lead to no change to the contract, to a blend and extend arrangement, or termination according to the termination for convenience provisions of the contract.
The Offshore Drilling Industry
In recent years, the international drilling market has seen an increasing trend towards deep and ultra-deepwater oil and gas exploration. As shallow water resources mature, deep and ultra-deepwater regions are expected to play an increasing role in offshore oil and gas exploration and production. The floating rig fleet as of January, 2018 consisted of 263 units. An additional 43 units were under construction or on order as of January, 2018. Historically, an increase in supply has caused a decline in utilization and dayrates until drilling units are absorbed into the market. Accordingly, dayrates have been very cyclical. We believe that the largest undiscovered offshore reserves are mostly located in ultra-deepwater fields and primarily located in the "golden triangle" between West Africa, Brazil and the Gulf of Mexico, as well as in East Africa, Australia and Southeast Asia. The location of these large offshore reserves has resulted in more than 90% of the floating drilling unit, or floater, orderbook being represented by ultra-deepwater units. Furthermore, due to increased focus on technically challenging operations and the inherent risk of developing offshore fields in ultra-deepwater, particularly in light of the Deepwater Horizon accident in the Gulf of Mexico, in which we were not involved, oil companies have already begun to show a preference for modern units more capable of drilling in these challenging environments.

Risk Factors

We face a number of risks associated with our business and industry and must overcome a variety of challenges to utilize our strengths and implement our business strategy. These risks include, among others, changes in the offshore drilling market, including supply and demand, utilization rates, dayrates, customer drilling programs, and commodity prices; the effect of the Restructuring on us; increased costs of compliance with regulations affecting the offshore drilling industry; a downturn in the global economy; hazards inherent in the drilling industry and marine operations resulting in liability for personal injury or loss of life, damage to or destruction of property and equipment, pollution or environmental damage; inability to comply with loan covenants; inability to finance shipyard and other capital projects; and inability to successfully employ our drilling units.

This is not a comprehensive list of risks to which we are subject, and you should carefully consider all the information in this prospectus before investing in the securities offered by this prospectus. In particular, we urge you to carefully consider the risk factors set forth in the section of this prospectus entitled "Risk Factors" beginning on page 8.

Corporate Structure
Ocean Rig UDW Inc. is an exempted company incorporated with limited liability under the laws of the Cayman Islands.  We were initially organized in the Republic of the Marshall Islands on December 10, 2007 under the name Primelead Shareholders Inc., as a subsidiary of DryShips Inc. (Nasdaq:DRYS), a company founded by our Chairman Mr. Economou, in which two of our directors, currently serve as directors.  Following our partial spin off from DryShips to its existing shareholders, our shares commenced trading on the NASDAQ Global Select Market under the symbol "ORIG" on October 6, 2011. As of April 5, 2016, DryShips no longer holds any equity interests in our Company and no registrable securities under the registration rights agreement we entered into with DryShips on March 20, 2012 remain outstanding. As of April 14, 2016, we redomiciled from the Republic of the Marshall Islands to the Cayman Islands Each of our drilling units is owned by a separate wholly-owned vessel-owning subsidiary.
We maintain our principal executive offices at c/o Ocean Rig Cayman Management Services SEZC Limited, 3rd Floor Flagship Building, Harbour Drive, Grand Cayman, Cayman Islands. Our telephone number is +1 345 327 9232. Our website address is www.ocean-rig.com. Information contained on our website does not constitute part of this prospectus.

RISK FACTORS
An investment in our securities involves a high degree of risk. You should carefully consider the risks and the discussion of risks under the heading "Risk Factors" in our annual report on Form 20-F for the year ended December 31, 2017, filed with the Commission on March 15, 2018, and hereby incorporated by reference into this prospectus, along the section entitled "Risk Factors" in future annual reports that summarize the risks that may materially affect our business before making an investment in our securities. Please see the section in this prospectus entitled "Where You Can Find Additional Information—Information Incorporated by Reference." In addition, prospective U.S. Holders of our common shares (as such term is defined in the discussion of "Taxation" in our annual report on Form 20-F for the year ended December 31, 2017) should consider the significant U.S. tax consequences relating to the ownership of our common shares as discussed in the section of this prospectus entitled "Tax Considerations."  Furthermore, you should also consider carefully the risks set forth under the heading "Risk Factors" in any prospectus supplement before investing in any securities offered by this prospectus. The occurrence of one or more of those risk factors could adversely impact our business, results of operations or financial condition.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. The Company desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with such safe harbor legislation.
Certain statements in this prospectus and the documents we incorporate by reference in this prospectus constitute forward-looking statements which reflect our current views and assumptions with respect to future events and financial performance and are subject to risks and uncertainties. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical or present facts or conditions. The words "believe," "anticipate," "intend," "estimate," "forecast," "project," "plan," "potential," "may," "should," "expect" and similar expressions identify forward-looking statements.
The forward-looking statements in this prospectus and the documents incorporated by reference herein are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish the expectations, beliefs or projections described in such forward-looking statements.
In addition to these important factors and matters discussed elsewhere in this prospectus and the documents incorporated by reference herein, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include factors related to:
•	our ability to operate our business following our Restructuring;
•
the offshore drilling market, including supply and demand, utilization rates, dayrates, customer drilling programs, commodity prices, effects of new drilling units on the market and effects of declines in commodity prices and downturns in the global economy; on market outlook for our various geographical operating sectors and classes of drilling units;

•
hazards inherent in the offshore drilling industry and marine operations causing personal injury or loss of life, severe damage to or destruction of property and equipment, pollution or environmental damage, claims by third parties or customers and suspension of operations;

•
customer contracts, including contract backlog, contract commencements, contract terminations, contract option exercises, contract revenues, contract awards and drilling unit and drillship mobilizations, performance provisions, newbuildings, upgrades, shipyard and other capital projects, including completion, delivery and commencement of operations dates, expected downtime and lost revenue;

•
political and other uncertainties, including political unrest, risks of terrorist acts, war and civil disturbances, piracy, significant governmental influence over many aspects of local economies, seizure, nationalization or expropriation of property or equipment;

•	repudiation, nullification, termination, modification or renegotiation of contracts;
•	limitations on insurance coverage, such as war risk coverage, in certain areas;
•	foreign and U.S. monetary policy and foreign currency fluctuations and devaluations;
•	the inability to repatriate income or capital;
•	complications associated with repairing and replacing equipment in remote locations;

•	import-export quotas, wage and price controls or imposition of trade barriers;
•	regulatory or financial requirements to comply with foreign bureaucratic actions, including potential limitations on drilling activity;
•	changing taxation policies and other forms of government regulation and economic conditions that are beyond our control;
•
the level of expected capital expenditures and the timing and cost of completion of capital projects; our ability to successfully employ both our existing and newbuilding drilling units, procure or have access to financing, ability to comply with loan covenants, liquidity and adequacy of cash flow for our obligations;

•	our new capital structure;
•	continued borrowing availability under our debt agreements and compliance with the covenants contained therein;
•	our ability to generate sufficient cash flow to service our existing debt and the incurrence of indebtedness in the future;
•
factors affecting our results of operations and cash flow from operations, including revenues and expenses, uses of excess cash, including debt retirement, dividends, timing and proceeds of asset sales, tax matters, changes in tax laws, treaties and regulations, tax assessments and liabilities for tax issues, legal and regulatory matters, including results and effects of legal proceedings, customs and environmental matters, insurance matters, debt levels, including impacts of the financial and credit crisis;

•	the effects of accounting changes and adoption of accounting policies;
•	recruitment and retention of personnel; and
•	other important factors described under the heading "Risk Factors" and other risk factors described in the documents incorporated by reference in this prospectus.
We caution investors not to place undue reliance on these forward-looking statements.
All forward-looking statements made in this prospectus and the documents incorporated by reference herein are qualified by these cautionary statements. We expressly disclaim any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, changes in future operating results over time or otherwise.
Please note that "we," "us," "our," "Ocean Rig UDW" and "the Company," all refer to Ocean Rig UDW Inc. and its subsidiaries, unless the context otherwise requires.

SHARE HISTORY AND MARKETS
Since October 6, 2011, the primary trading market for our common shares has been the NASDAQ Global Select Market, on which our shares are listed under the symbol "ORIG." On September 19, 2011 our common shares began "when issued" trading and on October 6, 2011 commenced "regular way" trading on the NASDAQ Global Select Market. The secondary trading market for our common shares is the Norwegian OTC Market, on which our common shares have been trading since the pricing of a private offering on December 15, 2010. Currently only our Class A Common Shares trade on Nasdaq. Our Class B Common Shares are not publicly traded.

RATIO OF EARNINGS TO FIXED CHARGES
The following table sets forth our unaudited ratio of earnings to fixed charges (or the dollar amount of the coverage deficiency in periods that earnings are inadequate to cover fixed charges) for each of the preceding five fiscal years. (1)
	Year Ended December 31, 2013	Year Ended December 31, 2014	Year Ended December 31, 2015	Year Ended December 31, 2016	Year Ended December 31, 2017
	(in thousands of US dollars)
Earnings
Pre-tax income/(loss) from continuing operations	$107,914	$337,626	$179,830	$(3,135,203)	$58,093
Add: Fixed charges	286,056	337,473	303,385	258,067	276,368
Less: Capitalized interest	(65,492)	(37,342)	(26,055)	(28,265)	(27,718)
Add: Current period amortization of interest capitalized in prior periods	3,596	6,879	8,232	8,444	3,784
Total Earnings/ (loss)	$332,074	$644,636	$465,392	$(2,896,957)	$310,527

Fixed Charges
Interest expensed	$247,259	$294,478	$279,352	$237,027	$215,156
Amortization and write-off of debt issue cost and discount relating to convertible notes	38,797	42,995	24,033	21,040	61,212
Total Fixed Charges	$286,056	$337,473	$303,385	$258,067	$276,368

Ratio of Earnings to Fixed Charges	1.2	1.9	1.5	N/A	1.1
Dollar amount of the coverage deficiency in Earnings to Fixed Charges	N/A	N/A	N/A	2,896,957	N/A

(1)	We have not issued any preferred shares as of the date of this prospectus, or during any periods covered by the above table.

CAPITALIZATION
The following table sets forth our cash position and consolidated capitalization as of December 31, 2017, on:
•	on an actual basis;
•	on an as adjusted basis to give effect to aggregate scheduled loan repayments of $35.0 million under our $462 million secured credit facility which we made subsequent to December 31, 2017;
	As of December 31, 2017
	(in thousands of U.S. dollars)
	Actual	As Adjusted (1)

Cash and cash equivalents	$736,114	$736,114
Restricted cash	46,967	12,132
Total Cash	783,081	748,246
Total debt, net of financing fees
$450 million Senior Secured Credit Facility – Exit financing	450,000	450,000
$462 million Senior Secured Credit Facility	81,886	47,051
Deferred Financing Costs	(254)	(254)
Total debt, including current portion	531,632	496,797
Preferred shares, $0.01 par value; 100,000,000 shares authorized, at December 31, 2017, nil issued and outstanding at December 31, 2017.	—	—
Common shares, $0.01 par value; 1,800,000,000 shares (1,500,000,000 class A shares and 300,000,000 class B shares) authorized, at December 31, 2017, 91,567,982 (90,562,138 class A shares and 1,005,844 class B shares) at December 31, 2017	916	916
Additional paid-in capital	5,722,078	5,722,078
Accumulated other comprehensive Income	3,476	3,476
Accumulated deficit	(3,523,250)	(3,523,250)
Total shareholders' equity	2,203,220	2,203,220
Total capitalization	$2,734,852	$2,700,017

(1)	There have been no significant changes to our capitalization since December 31, 2017, as so adjusted.

USE OF PROCEEDS
We intend to use net proceeds from the sale of securities as set forth in the applicable prospectus supplement.
The selling shareholders will receive all of the net proceeds from the sale of any common shares offered by them under the applicable prospectus supplement. See "Principal and Selling Shareholders." The selling shareholders will pay any underwriting discounts and commissions and expenses incurred by the selling shareholders for brokerage, accounting, tax, legal services or any other expenses incurred by the selling shareholders in disposing of these common shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the common shares covered by this prospectus in accordance with the Governance Agreements entered into with the selling shareholders in connection with the Restructuring. See "Description of Share Capital—Governance Agreements."

PLAN OF DISTRIBUTION
We or any selling shareholder, which as used herein includes donees, pledgees, transferees, or other successors-in-interest selling common shares or interests in common shares received after the date of this prospectus from the selling shareholders as a gift, pledge, partnership distribution, or other non-sale related transfer, may, from time to time, sell, transfer, distribute or otherwise dispose our securities included in this prospectus through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.
In addition, we or the selling shareholders may sell our securities included in this prospectus through:
•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;
•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	broker-dealers that may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;
•
short sales effected after the effective date of the registration statement of which this prospectus forms a part;ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

•
trading plans entered into by the selling shareholder pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.
In addition, we or the selling shareholders may enter into option or other types of transactions that require us or them to deliver our securities to a broker-dealer or other financial institution, who will then resell or transfer the securities under this prospectus. We or any selling shareholder may enter into hedging transactions with respect to our securities. For example, we or any selling shareholder may:
•	enter into transactions involving short sales of our common shares by broker-dealers;
•	sell common shares short and deliver the shares to close out short positions;
•
enter into option or other types of transactions that require us or the selling shareholder to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or

•	loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

We or any selling shareholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions.  If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions.  If so, the third party may use securities pledged by us or any selling shareholder or borrowed from us, any selling shareholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us or any selling shareholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).  In addition, we or any selling shareholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
The selling shareholders and any broker-dealers or other persons acting on our behalf or on the behalf of the selling shareholders that participate with us or the selling shareholders in the distribution of the securities may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act. As a result, we have informed, or will inform, the selling shareholders that Regulation M, promulgated under the Exchange Act, may apply to sales by the selling shareholders in the market. The selling shareholders and any other person participating in a distribution of the common shares covered by this prospectus will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of any of the common shares by the selling shareholders and any other such person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the common shares to engage in market-making activities with respect to the common shares.The selling shareholders may agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of our common shares against certain liabilities, including liabilities arising under the Securities Act.
As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.
At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or re allowed or paid to dealers. Furthermore, we, our executive officers, our directors and the selling shareholders may agree, subject to certain exemptions, that for a certain period from the date of the prospectus supplement under which the securities are offered, we and they will not, without the prior written consent of an underwriter, offer, sell, contract to sell, pledge or otherwise dispose of any of our common shares or any securities convertible into or exchangeable for our common shares. However, an underwriter, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice. We expect an underwriter to exclude from these lock-up agreements securities exercised and/or sold pursuant to trading plans entered into by any selling shareholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of securities on the basis of parameters described in such trading plans.
Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the Nasdaq Global Select Market, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange. At-the-market offerings, if any, may be conducted by underwriters acting as principal or our agent, who may also be third-party sellers of our securities as discussed above.
We will bear costs relating to the securities being registered under this Registration Statement.

PRINCIPAL AND SELLING SHAREHOLDERS
The following table sets forth the beneficial ownership of our common shares, as of March 12, 2018, held by:
•	each person or entity that we know beneficially owns 5% or more of our common shares, as well as the selling shareholders;
•	each of our executive officers and directors; and
•	all our executive officers and directors as a group.
The table below has been prepared, in part, based upon information available to us or furnished to us by the selling shareholders as of March 12, 2018. The selling shareholders identified below may have exercised or converted, or sold, transferred or otherwise disposed of, some or all of their securities since the date on which the information in the following table is presented, in transactions exempt from or not subject to the registration requirements of the Securities Act.
Beneficial ownership is determined in accordance with the SEC's rules. In computing percentage ownership of each person, common shares subject to options held by that person that are currently exercisable or convertible, or exercisable or convertible within 60 days as of March 12, 2018, are deemed to be beneficially owned by that person. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. All of our shareholders, including the shareholders listed in the table below, are entitled to one vote for each common share held. The table below has been prepared, in part, based upon information available to us or furnished to us by the shareholders as of March 12, 2018.
	Beneficial Ownership Prior to Offering			Beneficial Ownership After Offering
Name	Number	Percent of Shares (1)	Number of Shares Registered for Sale Pursuant to this Prospectus	Number	Percent of Shares
5% Shareholders:
Certain funds managed by Avenue Capital Group(2)	6,954,132	7.6%	6,954,132	—	—
BlueMountain Capital Management, LLC(3)	9,846,060	10.8%	9,846,060	—	—
Elliott Funds(4)	18,494,587	20.2%	18,494,587	—	—
Canyon Capital Advisors LLC(5)	7,073,321	7.7%	—
Pacific Investment Management Company LLC(6)	4,992,068	5.5%	—
Certain funds managed by Oz Management LP(7)	4,708,910	5.1%	—
Total	52,069,078	56.9%	35,294,779

Directors and Executive Officers(8)
George Economou(9)	8,525,596	9.3%	—	8,525,596	9.3%
John Simon (10)	4,000	*	—	4,000
Karl Blanchard (11)	4,000	*	—	4,000
Jim Devine (12)	4,000	*	—	4,000
Anthony Kandylidis(13)	182	*	—	182	*
Executive Officers and Directors as a Group (5 persons)	8,537,778	9.3%	—	8,537,778	9.3%
* Less than 1.0% of our total outstanding common shares.

(1)	Based on 91,567,982 common shares outstanding as of March 12, 2018, which includes 90,911,849 Class A common shares and 656,133 class B common shares both classes of which have voting rights.

(2)
Avenue Capital Management II, L.P. is the investment manager of each of Avenue Energy Opportunities Fund, L.P., Avenue PPF Opportunities Fund, L.P., Avenue Special Opportunities Fund II, L.P. and Avenue Investments, L.P. and may be deemed to have voting and dispositive power over the shares owned by such entities. Avenue Energy Opportunities Partners LLC is the general partner of Avenue Energy Opportunities Fund, L.P. Avenue PPF Opportunities Fund GenPar, LLC is the general partner of Avenue PPF Opportunities Fund, L.P. Avenue SO Capital Partners II, LLC is the general partner of Avenue Special Opportunities Fund II, L.P. Avenue Partners, LLC is the general partner of Avenue Investments, L.P.  Avenue Europe International Management, L.P. is the investment manager of each of Avenue ASRS Europe Opportunities Fund, L.P., Avenue Europe Opportunities Master Fund, L.P., Avenue Europe Special Situations Fund III (Euro), L.P., and Avenue Europe Special Situations Fund III (U.S.), L.P. and may be deemed to have voting and dispositive power over the shares owned by such entities.  Avenue Europe Opportunities Master Fund, L.P. owns its interest through GL Europe Luxembourg S.a.r.l.   Avenue Europe Special Situations Fund III (Euro), L.P. owns its interest through GL Europe Luxembourg III (Euro) Investments S.a.r.l.  Avenue Europe Special Situations Fund III (US), L.P. owns its interest through GL Europe Luxembourg III (US) Investments S.a.r.l. Avenue ASRS Europe Opportunities Fund, L.P. owns its interest through GL Europe ASRS Investments S.a.r.l.  Avenue-ASRS Europe Opportunities Fund GenPar, LLC is the general partner of Avenue ASRS Europe Opportunities Fund, L.P. Avenue Europe Opportunities Fund GenPar, LLC is the general partner of Avenue Europe Opportunities Master Fund, L.P. Avenue Europe Capital Partners III, LLC is the general partner of Avenue Europe Special Situations Fund III (Euro), L.P. and Avenue Europe Special Situations Fund III (U.S.), L.P. The mailing address of each of the entities identified in this paragraph is c/o Avenue Capital Group, 399 Park Avenue, 6th floor, New York, NY 10022.

(3)
BlueMountain Capital Management, LLC is the investment manager of each of Blue Mountain Credit Alternatives Master Fund L.P., BlueMountain Foinaven Master Fund L.P., BlueMountain Guadalupe Peak Fund L.P., BlueMountain Logan Opportunities Master Fund L.P., BlueMountain Montenvers Master Fund SCA SICAV-SIF, BlueMountain Summit Trading L.P., BlueMountain Fursan Fund L.P., BlueMountain Kicking Horse Fund L.P. and BlueMountain Timberline Ltd. and may be deemed to have shared voting power and/or shared investment power with respect to the securities described herein. The executive partners of BlueMountain Capital Management, LLC, which are Andrew Feldstein, Stephen Siderow and Michael Liberman, may also be deemed to have shared voting power and/or shared investment power over the securities described herein. Each of the foregoing entities and persons disclaims beneficial ownership of the securities described herein other than each BlueMountain fund to the extent of its direct holdings. The mailing address of each of the entities and persons identified in this paragraph is c/o BlueMountain Capital Management, LLC, 280 Park Ave., 12th Floor, New York, New York 10017. As reported on Schedule 13D/A filed with the SEC on October 16, 2017.

(4)
"Elliott Funds" shall be collectively Elliott International, L.P., which owns 12,124,085 shares, Elliott Associates, L.P., which owns 1,900,728 shares, Greenwich (Japan) Limited, which owns 452,244 shares, Gateshead (Japan) LLC, which owns 212,826 shares, and The Liverpool Limited Partnership, which owns 3,804,704 shares. Elliott Advisors GP LLC, Elliott Capital Advisors, L.P., and Elliott Special GP, LLC, are the general partners of Elliott Associates, L.P. Each has the power to vote and dispose of the shares owned by Elliott Associates, L.P. and are each regulated by the U.S. Securities and Exchange Commission as an investment advisor.  Hambledon, Inc., the sole general partner of Elliott International, L.P., and Elliott International Capital Advisors Inc., the sole investment manager of Elliott International, L.P., each has the power to vote and dispose of the shares owned by Elliott International, L.P. and are each regulated by the U.S. Securities and Exchange Commission as an investment advisor.  Elliott Associates, L.P. is the sole member and managing member of Gateshead (Japan) LLC. Elliott Associates, L.P. is also the sole limited partner of The Liverpool Limited Partnership and is the sole shareholder of Liverpool Associates, Ltd., which is the sole general partner of The Liverpool Limited Partnership. The registered address of Elliott Associates, L.P., and Gateshead (Japan) LLC is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington DE 19801, United States.  The registered address of The Liverpool Limited Partnership is c/o Appleby Services (Bermuda) Ltd., Canon's Court, 22 Victoria Street, Hamilton, HM 12 Bermuda. Elliott International, L.P. is the sole shareholder of Greenwich (Japan) Limited. The registered address of Elliott International, L.P. and Greenwich (Japan) Limited is c/o Maples & Calder, PO Box 309, Ugland House, South Church Street, George Town, Cayman Islands. As reported on Schedule 13D/A filed with the SEC on October 16, 2017.

(5)	As reported on Schedule 13G filed with the SEC on February 14, 2018.
(6)	As reported on Schedule 13G filed with the SEC on February 15, 2018.
(7)	As reported on Schedule 13G filed with the SEC on February 16, 2018.

(8)
Unless otherwise indicated, the business address of each beneficial owner identified is c/o Ocean Rig Cayman Management Services SEZC Limited, Po Box 309, Ugland House, South Church Street George Town, Grand Cayman, KYI -1104 Cayman Islands.

(9)
George Economou, our Chairman, may be deemed to beneficially own 8,524,793 of these shares through Prime Cap Shipping Inc., a Cayman Islands corporation that may be deemed to be beneficially owned by Mr. Economou. Mr. Economou may be deemed to beneficially own 704 of these shares through Sphinx Investment Corp., a Marshall Islands corporation that may be deemed to be beneficially owned by Mr. Economou. Mr. Economou may be deemed to beneficially own 65 of these shares through Azara Services S.A., a Marshall Islands corporation that may be deemed to be beneficially owned by Mr. Economou. Mr. Economou may be deemed to beneficially own 8 of these shares through Elios Investments Inc., a wholly owned subsidiary of the Entrepreneurial Spirit Foundation, a Lichtenstein foundation, or the Foundation, the beneficiaries of which are Mr. Economou and members of Mr. Economou's family. Mr. Economou may be deemed to beneficially own 15 of these shares through Entrepreneurial Spirit Holdings Inc., a Liberian corporation that is wholly owned by the Foundation. Mr. Economou may be deemed to beneficially own 11 of these shares through Fabiana Services S.A., a Marshall Islands corporation, of which Mr. Economou may be deemed to be beneficially own.  Upon issuance of the Class B common shares (as described elsewhere in this prospectus), the 8,524,793 common shares held by Prime Cap would represent 9.31% of the post-Restructuring equity of the Company.

(10)	In connection with his service on the Company's board of directors, Mr. Simon was issued 4,000 Class A Common Shares of the Company on December 29, 2017.

(11)	In connection with his service on the Company's board of directors, Mr. Blanchard was issued 4,000 Class A Common Shares of the Company on December 29, 2017.

(12)	In connection with his service on the Company's board of directors, Mr. Devine was issued 4,000 Class A Common Shares of the Company on December 29, 2017.
(13)
Anthony Kandylidis, our Executive Vice Chairman, may be deemed to beneficially own 170 of these shares through Steel Wheel Investments Limited, a Marshall Islands corporation that may be deemed to be beneficially owned by Mr. Kandylidis. Mr. Kandylidis, may be deemed to beneficially own 12 of these shares through Basset Holdings Inc., a Marshall Islands corporation that may be deemed to be beneficially owned by Mr. Kandylidis.

ENFORCEMENT OF CIVIL LIABILITIES
We are a Cayman Islands company and our principal administrative offices are located outside the United States in the Cayman Islands. All of our directors, officers and the experts named in this prospectus reside outside the United States. In addition, a substantial portion of our assets and the assets of our directors, officers and experts are located outside of the United States. As a result, it may be difficult or impossible for U.S. investors to serve process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws.

Furthermore, there is substantial doubt that courts in the countries in which we or our subsidiaries are incorporated or where our assets or the assets of our subsidiaries, directors or officers and such experts are located (i) would enforce judgments of U.S. courts obtained in actions against us or our subsidiaries, directors or officers and such experts based upon the civil liability provisions of applicable U.S. federal and state securities laws or (ii) would enforce, in original actions, liabilities against us or our subsidiaries, directors or officers and such experts based on those laws.

We have been advised by our Cayman Islands legal counsel, Mourant Ozannes, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any State; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the securities laws of the United States or any State, so far as the liabilities imposed by those provisions are penal in nature.  In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met.  For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or  obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy).  A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

DESCRIPTION OF SHARE CAPITAL
Our second amended and restated memorandum and articles of association which were adopted on November 3, 2017 and which are filed as Exhibit 1.1 to our annual report on Form 20-F for the year ended December 31, 2017, are hereby incorporated by reference in this prospectus.
Description of Share Capital
Unless otherwise indicated, the following description of our share capital, certain provisions of our Second Amended and Restated Memorandum and Articles of Association and certain provisions of Cayman Islands law are summaries.
For purposes of the description of our share capital below, references to "us," "we" and "our" refer only to Ocean Rig UDW Inc. and not any of our subsidiaries.
We are incorporated as an exempted company with limited liability under Cayman Islands law and our affairs are governed by the provisions of our Second Amended and Restated Memorandum and Articles of Association, as may be further amended and restated from time to time, and by the provisions of the Companies Law (2016 Revision) of the Cayman Islands, or the Companies Law. In this section, unless otherwise defined capitalized terms shall have the meaning prescribed in the Second Amended and Restated Memorandum and Articles of Association.
Purpose
As provided in our Second Amended and Restated Memorandum and Articles of Association, subject to the Companies Law, we have full capacity to carry on or undertake any business or activity, do any act or enter into any transaction, and, for such purposes, full rights, powers and privileges. Our registered office is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.
Authorized Capitalization
Pursuant to our Second Amended and Restated Memorandum and Articles of Association, our authorized share capital is (i) one billion eight hundred million (1,800,000,000) common shares, consisting of one billion five hundred million (1,500,000,000) Class A common shares of a par value of $0.01 each, and three hundred million (300,000,000) Class B common shares of a par value of $0.01 each, and (ii) one hundred million (100,000,000) preferred shares of par value $0.01 each. As of the date of this prospectus, 90,911,849 Class A and 656,133 Class B common shares were issued and outstanding and nil common shares were held in our treasury. No preferred shares were issued and outstanding.
History of Share Capital
We were formed under the laws of the Republic of the Marshall Islands on December 10, 2007, under the name Primelead Shareholders Inc. and as a wholly-owned subsidiary of DryShips.
On June 8, 2015, we completed the issuance of 3,106 (28,571,428 shares before the 1-for-9,200 reverse stock split) common shares in a public offering amount to net proceeds to us of $194.0 million, net of issuance costs.
On April 14, 2016, we effected the redomiciliation of our company from the Republic of the Marshall Islands to the Cayman Islands.
At our annual meeting of shareholders held on April 24, 2017, our shareholders (i) approved an increase in our authorized share capital of one billion (1,000,000,000) common shares of a par value of $0.01 each and five hundred million (500,000,000) preferred shares of a par value of $0.01 each to one trillion (1,000,000,000,000) common shares of a par value of $0.01 each and five hundred million (500,000,000) preferred shares of a par value of $0.01 each, and (ii) authorized the board of directors to effect one or more reverse stock splits of our issued common shares at a ratio of not less than one-for two and not more than one-for-100,000, with the exact ratio to be set at a whole number within this range to be determined by the board, or any duly constituted committee thereof, at any time after approval by the shareholders, and authorized the board to implement any such reverse stock split at its discretion.

On September 21, 2017, 2,415 common shares (22,222,222 common shares before the 1-for-9,200 reverse stock split) common shares held by us in treasury and the 6,096 common shares (56,079,533 common shares before the 1-for-9,200 reverse stock split) held by our wholly owned subsidiary, Ocean Rig Investments Inc. were surrendered and cancelled.
On September 21, 2017, we effected a 1-for-9,200 reverse stock split of our common shares. Our common shares commenced trading on a split-adjusted basis on September 22, 2017. The reverse stock split reduced the number of our issued and outstanding common shares from approximately 82,586,851 to approximately 8,975 and affected all issued and outstanding common shares. The number of our authorized common shares and the par value and other terms of our common shares were not affected by the reverse stock split. No fractional shares were issued in connection with the reverse stock split. Shareholders who would have otherwise been entitled to receive a fractional share as a result of the reverse stock split received a cash payment in lieu thereof. The reverse stock split was completed in order to comply with NASDAQ's listing requirements and meet the minimum bid requirement for continued listing on NASDAQ.
On September 20, 2017, in connection with our Restructuring, we entered into Amendment No. 1 to our Amended and Restated Stockholder Rights Agreement by and between Ocean Rig UDW Inc. and American Stock Transfer & Trust Company, LLC, ("AST&T") (the "Rights Amendment"). The Rights Amendment had the effect of terminating the Amended and Restated Stockholder Rights Agreement, dated June 3, 2011, on the Restructuring Effective Date.
On September 22, 2017, in connection with the Restructuring and pursuant to the Schemes, we issued 82,126,810 common shares to Scheme Creditors as part of the consideration for their claims to our indebtedness. An additional 8,524,793 common shares were issued to Prime Cap, a company that may be deemed to be beneficially owned by the Company's Chairman, Mr. George Economou.
Upon the adoption of the Second Amended and Restated Memorandum and Articles of Association at the EGM on November 3, 2017, our authorized share capital was amended from one trillion (1,000,000,000,000) common shares of a par value of $0.01 each and five hundred million (500,000,000) preferred shares of a par value of $0.01 each to (i) one billion eight hundred million (1,800,000,000) common shares, consisting of one billion five hundred million (1,500,000,000) Class A common shares of a par value of $0.01 each, and three hundred million (300,000,000) Class B common shares of a par value of $0.01 each, and (ii) one hundred million (100,000,000) preferred shares of par value $0.01 each. Common shares outstanding prior to the adoption of the Second Amended and Restated Memorandum and Articles of Association remained outstanding after such adoption and was reclassified as Class A common shares on our register of members.
Upon the adoption of the Second Amended and Restated Memorandum and Articles of Association at the EGM held on November 3, 2017, we issued an aggregate of 895,404 Class B common shares to certain Scheme Creditors which elected to receive such shares in lieu of Class A common shares pursuant to the Schemes.  The number of Class A and Class B shares outstanding has since fluctuated due to conversions between the classes.
Description of Class A and Class B common shares
Under our Second Amended and Restated Memorandum and Articles of Association, the Class A common shares and Class B common shares have identical economic and voting rights. The Class B common shares are intended to be a security that is not a "margin security" as defined in Regulation T of the Board of Governors of the U.S. Federal Reserve System and, accordingly, the Class B common shares are not and will not be listed on any national securities exchange or any national market system. Except as provided by law or under our Second Amended and Restated Memorandum and Articles of Association, holders of Class A common shares and Class B common shares are entitled to one vote for each share held of record on all matters submitted to a vote or for the consent of the of the shareholders and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding preferred shares, holders of our common shares will be entitled to receive ratably all dividends, if any, declared by the board of directors out of funds legally available for dividends in accordance with the Second Amended and Restated Memorandum and Articles of Association. The holders of our common shares will have such conversion, redemption or pre-emptive rights to any of our shares as provided in the Second Amended and Restated Memorandum and Articles of Association and as summarized below. The rights, preferences and privileges of holders of our common shares will be subject to the rights of the holders of any of our preferred shares, which we may issue in the future.

Conversion Rights
Subject to the terms and conditions of the Second Amended and Restated Memorandum and Articles of Association: (i) each Class A common share held by a Scheme Creditor was upon notice to the Company within thirty-one (31) days after the adoption of the Second Amended and Restated Memorandum and Articles of Association, convertible once into one fully paid and non-assessable Class B common share; and (ii) each Class B common share shall be convertible at any time or from time to time, at the option of the respective holder thereof into one fully paid and non-assessable Class A common share pursuant to the procedures outlined in the Second Amended and Restated Memorandum and Articles of Association.
Drag-Along Rights
Prior to the Termination Date (as defined below), if the Lender Shareholder Parties holding a majority of the then-outstanding shares held by all Lender Shareholder Parties (collectively, the "Drag-Along Sellers") propose to effect a transaction (or series of related transactions) approved by the Board of Directors pursuant to which one or more persons directly or indirectly acquire (whether by merger, consolidation or sale or transfer of shares or other equity interests): (a) all or substantially all of the outstanding shares; or (b) all or substantially all of the assets of the Company as determined on a consolidated basis (whether by share transfer, asset transfer or merger) (such transaction or series of related transactions, a "Drag-Along Sale"), the Drag-Along Sellers shall have the right to require each of the other shareholders of the Company to transfer their shares in such Drag-Along Sale in accordance with the Second Amended and Restated Memorandum and Articles of Association and require all other shareholders of the Company take related actions in order to facilitate such Drag-Along Sale.
Prior to the Termination Date, if TMS, the Company or any other Group Company, or any director or officer of any of the foregoing, has been approached by or otherwise receives an Acquisition Proposal from one or more potential purchasers or any of their respective representatives:
•
TMS and the Group Companies shall deliver such Acquisition Proposal (or, in the case of an Acquisition Proposal provided orally, a written summary thereof) to the Lender Directors, and all amendments, modifications and supplements thereto, in each case promptly, and in no event later than two business days, following its receipt thereof;

•
the Majority Lender Directors shall have the power and authority to direct the Company and the board to, as promptly as practicable, bring such Acquisition Proposal to a vote of the shareholders, without any recommendation to reject such proposal from the Company, the board or any other person unless approved by Majority Lender Directors; and

•
if such Acquisition Proposal is approved by the affirmative vote of holders of a majority of the then-outstanding shares, the Company shall use commercially reasonable efforts to pursue and consummate such Acquisition Proposal, such Acquisition Proposal shall constitute a "Drag-Along Sale" for purposes of the Second Amended and Restated Memorandum and Articles of Association, not less than two Lender Directors shall constitute the "Drag-Along Sellers" with respect to such Drag-Along Sale and such Drag-Along Sellers shall have the right to require each shareholder of the Company to transfer their shares in such Drag-Along Sale in accordance with the Second Amended and Restated Memorandum and Articles of Association.

Pre-emptive Rights
Prior to the earlier to occur of the Termination Date and the listing of the Class A common shares on a U.S. national securities exchange registered with the SEC, in the event that the Company proposes to sell or otherwise issue (a "Proposed Offering") shares, warrants, options, securities or instruments convertible into or exercisable or exchangeable for shares, and all other rights to acquire shares of the Company (the "Dilutive Securities"), other than in a Permitted Offering, each holder of at least 3% of the outstanding shares (as of the date of the Company Sale Notice) that is an Accredited Investor (as of such date and the date of the closing of the Proposed Offering) (each, a "Preemptive Rights Shareholder") shall have the right to acquire that number or amount of such Dilutive Securities as is determined in accordance with the Second Amended and Restated Memorandum and Articles of Association, at the same price and upon the same terms and conditions as such Dilutive Securities are being offered by the Company in the Proposed Offering. No Dilutive Securities shall be issued by the Company to any person unless the Company has first offered such securities to each Preemptive Rights Shareholder in the accordance with the Second Amended and Restated Memorandum and Articles of Association.

Governance Agreements
In connection with the Restructuring and pursuant to the Schemes, we entered into Governance Agreements with certain Scheme Creditors, including the selling shareholders named in this prospectus, providing for certain governance and shareholders' rights, including registration rights, voting agreement and indemnification agreement obligations as described below. The Governance Agreement will terminate on the Termination Date, provided that the exculpation and indemnification rights described below will survive any such termination and the registration rights will terminate as set forth below.
Registration Rights
Certain holders of our common shares which, together with their respective affiliates, hold 10% or more of our outstanding common shares (each, an "Eligible Holder") are entitled to certain customary demand and piggyback registration rights with respect to such shares under the Securities Act. These shares are collectively referred to herein as registrable securities.
These registration rights are subject to certain conditions and limitations, including our right to delay or withdraw a registration statement under certain circumstances. Under the demand registration rights, each Eligible Holder has the right to demand that we file a registration statement under the Securities Act covering any or all of such holder's registrable securities then outstanding, and further have the right to demand that we effectuate the distribution of any or all of such holder's registrable securities by means of an underwritten offering pursuant to an effective registration statement, subject to certain limitations. The holders' piggyback registration rights provide that, if at any time we propose to register any securities for public sale, the Eligible Holders will each be entitled to notice of the registration and will have the right to include their registrable securities in the registration statement.
We will generally pay all expenses relating to any demand or piggyback registration, other than underwriting discounts and commissions, subject to specified conditions and limitations.
The registration rights are subject to customary indemnification and contribution provisions, as well as customary restrictions such as blackout periods and, if an underwritten offering is contemplated, limitations on the number of shares to be included in the underwritten offering that may be imposed by the managing underwriter.
These registration rights will terminate with respect to any particular Eligible Holder when such Eligible Holder ceases to beneficially own any registrable securities.
Voting Agreement
As a condition of the Restructuring, the Lender Shareholder Parties agreed to vote all of their shares against any resolution or matter that is presented for a vote at any annual or extraordinary meeting of shareholders, or by written consent in lieu of a meeting, that proposes or would approve or effect any amendment of, or proposal to amend, the Second Amended and Restated Memorandum and Articles of Association or any winding-up, or proposal to wind-up, the Company unless, in each case, such resolution or matters has been approved by the board of directors and the board has recommended to the shareholders that they approve such resolution or matter. Furthermore, the Lender Shareholder Parties agreed to vote, in person or by proxy, all of their shares at any annual or extraordinary meeting of shareholders, or by written consent in lieu of a meeting, and take all other necessary action within their control to effect the provisions of the Second Amended and Restated Memorandum and Articles of Association, including causing the election or removal of directors and filling of board vacancies, in each case in accordance with the Second Amended and Restated Memorandum and Articles of Association, and against any matter that is presented to shareholder for a vote or consent that is inconsistent with any provision of the Second Amended and Restated Memorandum and Articles of Association. None of the Lender Shareholder Parties who entered into the Governance Agreement or their affiliates have any liability as a result of designating any individual as a director or proposing to designate any individual for election as a director, for any act or omission by such individual in his or her capacity as a director, or for voting for any such individual in accordance with the provisions of the Governance Agreement, unless such party breached or violated the Governance Agreement.

Indemnification Agreement
We have entered into an indemnification agreement with each Lender Director upon their appointment to the board of directors and with each Lender Appointing Person designating a Lender Director upon their assuming the position of Lender Appointing Person. These indemnification agreements provide substantially the same advancement and indemnification rights as granted to our officers and other directors under the Second Amended and Restated Memorandum and Articles of Association. See "—Limitations on Liability and Indemnification of Officers and Directors."
Corporate Governance
Directors
Currently the board of directors is constituted of seven directors, as required by our Second Amended and Restated Memorandum and Articles of Association and who are as follows: George Economou, Anthony Kandylidis, Iraklis Sbarounis, John Liveris, Karl Blanchard, Jim Devine and John Simon.  Our Second Amended and Restated Memorandum and Articles of Association have the following requirements regarding the constitution of our Board of Directors:
•	four directors, including the Chairman of the Board, shall be appointed by our Chairman, Mr. George Economou or his affiliate so long as the Management Agreement has not been terminated;
•
three directors (the Lender Directors) shall be appointed as follows: (i) if there are three or fewer holders, together with each of their Affiliates, each with at least 7.5% of the total outstanding shares, then each will be a Lender Appointing Person and be entitled to appoint a director to the board of directors; and (ii) if there are more than three holders, together with each of their Affiliates, each with at least 7.5% of the total outstanding shares, then three Lender Appointing Persons entitled to appoint a director to the board of directors shall be designated by the majority vote of the shares of all the 7.5% holders; if any Lender Appointing Person, together with its Affiliates, holds 17% or more of the total outstanding shares, such Lender Appointing person shall automatically be one of such three Lender Appointing Persons and the Lender Appointing Persons shall retain their appointment right as long as they hold 5% or more of the total outstanding shares;

•	if any Lender Appointing Person fails to appoint or no longer has the right to appoint a director, then such director shall be designated by a majority of the Lender Directors then in place; and
•
to the extent the number of directors designated is fewer than seven, the remaining directors shall be designated by the shareholders representing a majority of the then-outstanding shares held by all shareholders.

Furthermore, no less than 50% of the members of each committee of the board of directors will consist of Lender Directors and, in the event of any deadlock on any committee, the relevant matter will be referred to the entire board for consideration.
Following the later of the fifth anniversary of the Restructuring Effective Date and the day immediately preceding the fifth annual general meeting of shareholders held after the Restructuring Effective Date, unless such provision is earlier terminated, or the Termination Date, the board of directors will be divided into three classes with staggered, three-year terms and cumulative voting in the election of directors will be prohibited.
Election and removal of directors
Voluntary Removal. For so long as our Chairman, Mr. George Economou or a Lender Appointing Person is entitled to designate a director, such Appointing Person may remove its designated director(s) upon written notice to the Company and such director, and, upon removal of such director(s), shall be entitled to designate his or her replacement.

Involuntary Removal for Cause. The board of directors, acting by affirmative vote of at least two-thirds of the directors, may remove any director for Cause. In addition, prior to the Termination Date, the Majority Lender Directors may remove any director or officer for Cause. If any director removed for Cause was appointed by an Appointing Person that continues to have a right to appoint such director, upon such removal, such Appointing Person shall be entitled to designate his or her replacement. As used in the Second Amended and Restated Memorandum and Articles of Association, "Cause" means, prior to the Termination Date, the indictment or conviction of, or a plea of guilty or no contest to, a fraud or felony on the part of a director, and after the Termination Date, actual fraud or wilful default on the part of a director of the Company (and, for the avoidance of doubt, no person shall be found to have committed actual fraud or wilful default unless or until a court of competent jurisdiction shall have made a final and un-appealable finding to that effect).
Termination of the Management Agreement. Upon termination of the Management Agreement, any directors appointed by the Chief Executive Officer that have not resigned shall be removed.
Other Removals. Except as provided in the Second Amended and Restated Memorandum and Articles of Association, prior to the Termination Date, no director may be removed.
Vacation of Office of Director. The office of a director shall be vacated if the director gives notice in writing to the Company that he resigns the office of director, the director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally, or the director is found to be or becomes of unsound mind.
Required Lender Director Approval for Certain Actions
Prior to the Termination Date (as defined in our Second Amended and Restated Memorandum and Articles of Association), the Company will not, and will not permit any of its direct or indirect subsidiaries (collectively, the "Group Companies"), to take certain actions unless such action has been expressly approved by the board of directors, which approval must include at least two of the Lender Directors ("Majority Lender Directors"). These actions include, among other actions as set forth in the Second Amended and Restated Memorandum and Articles of Association:
•	the issuance of our common shares or other securities, or the redemption of any equity interests;
•	the payment of dividends, if any, on our common shares;
•	the incurrence or modification of debt;
•	amendments to the Second Amended and Restated Memorandum and Articles of Association;
•	the entering into of certain extraordinary transactions;
•	commitments to construct or the construction of, any new vessel, or any purchase or acquisition of any vessel;
•	the adoption of, amendment or modification to, termination of, or waiver of any provision under, any equity incentive plan, bonus incentive plan, severance plan, or employee benefit plan;
•
the grant or award of any severance, equity or non-cash bonus entitlement to any director, officer or employee of the Company or any of its subsidiaries, or any amendment to or waiver of any term of any such grant or award;

•
the entering into of any Related Party Transaction other than a Permitted Related Party Transaction, or the amendment, modification or termination of any Related Party Transaction (including any Permitted Related Party Transaction); and

•	the exercise of any termination rights and remedies under, the amendment, modification or supplement of, or the waiver of any provision under, the Management Services Agreement.

Where one or more officers of the Company or any of its subsidiaries are directed to take any action by the Majority Lender Directors and such officer or officers fail to promptly take such action as directed, the Majority Lender Directors shall have the power and authority to hire and appoint, and set the compensation and other employment terms for, one or more authorized officers of the Company and delegate authority to such officer or officers to take such action.
The Majority Lender Directors also have the power and authority to direct the Company and the board to, as promptly as practicable, bring an Acquisition Proposal to a vote of the shareholders, without any recommendation to reject such proposal from the Company, the board of directors or any other person unless approved by the Majority Lender Directors.
Observer Rights
As set forth in the Second Amended and Restated Memorandum and Articles of Association, so long as a Lender Appointing Person has a right to appoint a Lender Director, but does not appoint an officer or employee of such Appointing Person or its Affiliate to serve as a Lender Director, it shall have the right to appoint, remove and replace one person to act as an observer to the board and each committee thereof by providing written notice of such appointment, removal or replacement, as the case may be, to the Company.
Shareholder Meetings
Under our Second Amended and Restated Memorandum and Articles of Association, the Company will have an annual general meeting of its shareholders and the annual general meeting of shareholders will be held on such day and at such time and place within or outside of the Cayman Islands as the board of directors may determine for the purpose of electing directors and of transacting such other business as may be properly brought before the meeting.  All general meetings, other than annual general meetings, shall be called extraordinary general meetings, or the Extraordinary General Meetings.
Notice of every annual and Extraordinary General Meeting of shareholders, other than any meeting the giving of notice of which is otherwise prescribed by law, stating the date, time, place and purpose thereof, and in the case of Extraordinary General Meetings, the name of the person or persons at whose direction the notice is being issued, shall be given personally or sent by registered mail or facsimile, at least fifteen (15) but not more than forty five (45) calendar days before such meeting (except in respect of an Extraordinary General Meeting called following the issuance of an Accelerated Termination Notice), to each shareholder of record entitled to vote thereat and to each shareholder of record who, by reason of any action proposed at such meeting would be entitled to have his shares appraised if such action were taken, and the notice shall include a statement of that purpose and to that effect. If mailed, notice shall be deemed to have been given when deposited in the mail, directed to the shareholder at his address as the same appears on the register of members of the Company or at such address as to which the shareholder has given notice to the Secretary.  Notice of a meeting need not be given to any shareholder who submits a signed waiver of notice, whether before or after the meeting, or who attends the meeting without protesting prior to the conclusion thereof the lack of notice to him.
At all meetings of shareholders for the transaction of business, except as otherwise expressly provided by law, there must be present either in person or by proxy shareholders of record holding at least one-third of the shares issued and outstanding and entitled to vote at such meetings in order to constitute a quorum.
Business Combinations and Dissenters' Rights
Mergers and Similar Arrangements. In certain circumstances the Companies Law allows for mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands company and a company incorporated in another jurisdiction (provided that is facilitated by the laws of that other jurisdiction).
Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve a written plan of merger or consolidation containing certain prescribed information. That plan or merger or consolidation must then be authorized by either (a) a special resolution (usually a majority of 66 2/3 % in value) of the shareholders of each company; or (b) such other authorization, if any, as may be specified in such constituent company's articles of association. A shareholder has the right to vote on a merger or consolidation regardless of whether the shares that he holds otherwise give him voting rights. No shareholder resolution is required for a merger between a parent company (i.e., a company that owns at least 90% of the issued shares of each class in a subsidiary company) and its subsidiary company. The consent of each holder of a fixed or floating security interest of a constituent company must be obtained, unless the court waives such requirement. If the Cayman Islands Registrar of Companies is satisfied that the requirements of the Companies Law (which includes certain other formalities) have been complied with, the Registrar of Companies will register the plan of merger or consolidation.

Where the merger or consolidation involves a foreign company, the procedure is similar, save that with respect to the foreign company, the director of the Cayman Islands company is required to make a declaration to the effect that, having made due enquiry, he is of the opinion that the requirements set out below have been met: (i) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is incorporated, and that those laws and any requirements of those constitutional documents have been or will be complied with; (ii) that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the foreign company in any jurisdictions; (iii) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or its property or any part thereof; (iv) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are and continue to be suspended or restricted.
Where the surviving company is the Cayman Islands company, the director of the Cayman Islands company is further required to make a declaration to the effect that, having made due enquiry, he is of the opinion that the requirements set out below have been met: (i) that the foreign company is able to pay its debts as they fall due and that the merger or consolidated is bona fide and not intended to defraud unsecured creditors of the foreign company; (ii) that in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived; (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company; and (c) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; (iii) that the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction; and (iv) that there is no other reason why it would be against the public interest to permit the merger or consolidation.
Dissenters' Rights. Where the above procedures are adopted, the Companies Law provides for a right of dissenting shareholders to be paid a payment of the fair value of his shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows (a) the shareholder must give his  written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (b) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (c) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his intention to dissent including, among other details, a demand for payment of the fair value of his shares; (d) within seven days following the date of the expiration of the period set out in paragraph (b) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his shares at a price that the company determines is the fair value and if the company and the shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; (e) if the company and the shareholder fail to agree a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company (and any dissenting shareholder) must file a petition with the Cayman Islands Grand Court to determine the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder are not be available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or where the consideration for such shares to be contributed are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.
Moreover, Cayman Islands law also has separate statutory provisions that facilitate the reconstruction or amalgamation of companies in certain circumstances, schemes of arrangement will generally be more suited for complex mergers or other transactions involving widely held companies, commonly referred to in the Cayman Islands as a "scheme of arrangement" which may be tantamount to a merger. In the event that a  merger was sought pursuant to a scheme of arrangement (the procedure of which are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meeting summoned for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

•	we are not proposing to act illegally or beyond the scope of our corporate authority and the statutory provisions as to majority vote have been complied with;
•	the shareholders have been fairly represented at the meeting in question;
•	the arrangement is such as a businessman would reasonably approve; and
•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law or that would amount to a "fraud on the minority."
If a scheme of arrangement or takeover offer (as described below) is approved, any dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.
Squeeze-out Provisions. When a takeover offer is made and accepted by holders of 90% of the shares to whom the offer is made within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.
Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through other means to these statutory provisions, such as a share capital exchange, asset acquisition or control, through contractual arrangements, of an operating business.
Shareholders' Derivative Suits
Our Cayman Islands counsel is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, we will be the proper plaintiff in any claim based on a breach of duty owed to us, and a claim against (for example) our officers or directors usually may not be brought by a shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:
•	a company is acting, or proposing to act, illegally or beyond the scope of its authority;
•	the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or
•	those who control the company are perpetrating a "fraud on the minority."
A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.
Limitations on Liability and Indemnification of Officers and Directors
Although the Companies Law (2016 Revision) of the Cayman Islands does not specifically restrict a Cayman Islands exempted company's ability to indemnify its directors or officers, it does not expressly provide for such indemnification either. Certain Commonwealth case law (which is likely to be persuasive in the Cayman Islands), however, indicates that the indemnification is generally permissible, unless there had been wilful default, wilful neglect, breach of fiduciary duty, unconscionable behavior or behavior which falls within the broad stable of conduct identifiable as 'equitable fraud' on the part of the director or officer in question.

Under our Second Amended and Restated Memorandum and Articles of Association, every director and officer of the Company (which for the avoidance of doubt, shall not include auditors of the Company), together with every former director and former officer of the Company, which we refer to as an Indemnified Person, shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur (i) by reason of their own actual fraud or wilful default, or (ii) as a result of the insurance policy maintained by the Company not available due to such person's willful failure to disclose to the insurance provider (where, in the absence of such failure to disclose, the insurance maintained by the Company would have otherwise been available). No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or wilful default of such Indemnified Person.  No person shall be found to have committed actual fraud or wilful default under the Second Amended and Restated Memorandum and Articles of Association unless or until a court of competent jurisdiction shall have made a final and un-appealable finding to that effect.
The directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.
Anti-takeover Effect of Certain Provisions of our Second Amended and Restated Memorandum and Articles of Association
Several provisions of the Second Amended and Restated Memorandum and Articles of Association may have anti-takeover effects. These provisions will be intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of us by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.
Blank Check Preferred Shares
Under the terms of our Second Amended and Restated Memorandum and Articles of Association, our board of directors has the authority, without any further vote or action by our shareholders, to issue up to 100,000,000 of preferred shares. Our board of directors will be entitled to issue our preferred shares on terms calculated to discourage, delay or prevent a change of control of us or the removal of our management.
Limited Actions by Shareholders
Under our Second Amended and Restated Memorandum and Articles of Association, any action required or permitted to be taken by our shareholders must be effected at an annual general meeting or Extraordinary General Meeting of shareholders or by the unanimous written consent of our shareholders. Our Second Amended and Restated Memorandum and Articles of Association provide that, unless otherwise prescribed by law, only the Chairman of our board of directors, a majority of the board of directors or any officer of the Company who is also a director may call an Extraordinary General Meeting of our shareholders, and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a shareholder may be prevented from calling an Extraordinary General Meeting for shareholder consideration of a proposal over the opposition of our board of directors and shareholder consideration of a proposal may be delayed until the next annual general meeting.
Advance Notice Requirements for Shareholder Proposals
Our Second Amended and Restated Memorandum and Articles of Association provide that shareholders seeking to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary.  Generally, to be timely, a shareholder's notice must be delivered to, or mailed and received at the Registered Office of the Company not less than 90 days nor more than 180 days prior to the one year anniversary of the preceding year's annual general meeting of shareholders.  Our Second Amended and Restated Memorandum and Articles of Association also specify requirements as to the form and content of a shareholder's notice. These provisions may impede shareholders' ability to bring matters before an annual general meeting of shareholders or make nominations for directors at an annual general meeting of shareholders.
Transfer Agent
The U.S. transfer agent for our common shares is American Stock Transfer & Trust Company LLC.

DESCRIPTION OF DEBT SECURITIES
We may offer and issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates, and pursuant to an applicable prospectus supplement. We may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named in the indenture. These indentures will be filed either as exhibits to an amendment to this registration statement or as an exhibit to a report under the Exchange Act, that will be incorporated by reference into this registration statement or a prospectus supplement. We refer to any applicable prospectus supplement, amendment to this registration and Exchange Act reports as "subsequent filings." The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are each referred to individually as an "indenture" and collectively as the "indentures." Each indenture will be subject to and governed by the Trust Indenture Act of 1939.  Each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement or a supplemental indenture, if any, relating to such series.
The following description sets forth certain general terms and provisions of the debt securities. The particular terms and provisions of the debt securities offered by any prospectus supplement, and the extent to which the general terms and provisions described below may apply to the offered debt securities, will be described in the applicable subsequent filings.  The statements below are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture. The specific terms of any debt securities that we may offer, including any modifications of, or additions to, the general terms described below as well as any applicable material U.S. federal income tax considerations concerning the ownership of such debt securities will be described in the applicable prospectus supplement and indenture and, as applicable, supplemental indenture. Accordingly, for a complete description of the terms of a particular issue of debt securities, the general description of the debt securities set forth below should be read in conjunction with the applicable prospectus supplement and indenture, as amended or supplemented from time to time.
General
We expect that neither indenture will limit the amount of debt securities which may be issued and that each indenture will provide that debt securities may be issued in one or more series.
The subsequent filings related to a series of offered debt securities will describe the following terms of the series:
•	the designation, aggregate principal amount and authorized denominations;
•	the issue price, expressed as a percentage of the aggregate principal amount;
•	the maturity date;
•	the interest rate per annum, if any;
•
if the offered debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

•	whether the debt securities will be our senior or subordinated securities;
•	whether the debt securities will be our secured or unsecured obligations;
•	the applicability of and terms of any guarantees;

•
any period or periods during which, and the price or prices at which, we will have the option to or be required to redeem or repurchase the debt securities of the series and the other material terms and provisions applicable to such  redemption or repurchase;

•	any optional or mandatory sinking fund provisions;
•	any conversion or exchangeability provisions;
•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which debt securities of the series will be issuable;
•	if other than the full principal amount, the portion of the principal amount of the debt securities of the series which will be payable upon acceleration or provable in bankruptcy;
•	any events of default not set forth in this prospectus;
•	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;
•
if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

•	whether interest will be payable in cash or additional securities at our or the holder's option and the terms and conditions upon which the election may be made;
•
if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

•
if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

•	any covenants or other material terms relating to the debt securities, which may not be inconsistent with the applicable indenture;
•	whether the debt securities will be issued in the form of global securities or certificates in registered form;
•	any listing on any securities exchange or quotation system; and
•	additional provisions, if any, related to defeasance and discharge of the debt securities; and
•	any other special features of the debt securities.
Unless otherwise indicated in subsequent filings with the SEC relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the registered holders at their registered addresses.
Unless otherwise indicated in subsequent filings with the SEC, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.

Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount. United States federal income consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the SEC relating to those securities.
We refer you to the applicable subsequent filings for the particular terms and provisions of the debt securities offered by any prospectus supplement.
Senior Debt Securities
We may issue senior debt securities under a senior debt indenture. These senior debt securities would rank on an equal basis with all our other unsubordinated debt.
Subordinated Debt Securities
We may issue subordinated debt securities under a subordinated debt indenture. These subordinated debt securities would rank subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in the applicable prospectus supplement.
Covenants
Any series of offered debt securities may have covenants in addition to or differing from those included in the applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:
•	our ability to incur either secured or unsecured debt, or both;
•	our ability to make certain payments, dividends, redemptions or repurchases;
•	our ability to create dividend and other payment restrictions affecting our subsidiaries;
•	our ability to make investments;
•	mergers and consolidations by us;
•	sales of assets by us;
•	our ability to enter into transactions with affiliates;
•	our ability to incur liens; and
•	sale and leaseback transactions.
Modification of the Indentures
We expect that each indenture and the rights of the respective holders generally may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class. But we expect that no modification that:
(1) changes the amount of securities whose holders must consent to an amendment, supplement or waiver;
(2) reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;

(3) reduces the principal or changes the maturity of any security or reduces the amount of, or postpones the date fixed for, the payment of any sinking fund or analogous obligation;
(4) waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);
(5) makes the principal of or interest, if any, on any security payable in any currency other than that stated in the security;
(6) makes any change with respect to holders' rights to receive principal and interest, the terms pursuant to which defaults can be waived, certain modifications affecting shareholders or certain currency-related issues; or
(7) waives a redemption payment with respect to any security or changes any of the provisions with respect to the redemption of any securities;
will be effective against any holder without his consent.
Additionally, certain changes under each indenture will not require the consent of any holders.  These types of changes are generally limited to clarifications of ambiguities, omissions, defects and inconsistencies in each indenture and amendments, supplements and other changes that would not adversely affect the holders of outstanding debt securities under each indenture, such as adding security, covenants, additional events of default or successor trustees.
Events of Default
We expect that each indenture will define an event of default for the debt securities of any series as being any one of the following events:
•	default in any payment of interest when due which continues for 30 days;
•	default in any payment of principal or premium when due;
•	default in the deposit of any sinking fund payment when due;
•	default in the performance of any covenant in the debt securities or the applicable indenture which continues for 60 days after we receive notice of the default;
•
default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor) having a principal amount in excess of a minimum amount set forth in the applicable subsequent filings, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and

•	events of bankruptcy, insolvency or reorganization.
An event of default of one series of debt securities will not necessarily constitute an event of default with respect to any other series of debt securities.
There may be such other or different events of default as described in an applicable subsequent filing with respect to any class or series of offered debt securities.

We expect that under each indenture, in case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable. Further, any event of default for the debt securities of any series which has been cured is expected to be permitted to be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.
We expect that each indenture will require us to file annually, after debt securities are issued under that indenture, with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture. We also expect that each indenture will provide that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.
Subject to the duties of the trustee in case an event of default occurs and continues, we expect that each indenture will provide that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity. Subject to these provisions for indemnification and the rights of the trustee, each indenture is expected to provide that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.
Defeasance and Discharge
The terms of each indenture are expected to provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities.
We expect that this right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders. This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.
Defeasance of Certain Covenants
We expect that the terms of each indenture will provide us with the right to omit complying with specified covenants and specified events of default described in a subsequent filing upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities.
We expect that to exercise this right we will also be required to deliver to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that the deposit and related covenant defeasance will not cause the holders of such series to recognize income, gain or loss for federal income tax purposes.
A subsequent filing may further describe the provisions, if any, of any particular series of offered debt securities permitting a discharge defeasance.

Form of Debt Securities
Each debt security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Both certificated securities in definitive form and global securities may be issued either in registered form, where our obligation runs to the holder of the security named on the face of the security, in bearer form, where our obligation runs to the bearer of the security.
Definitive securities name you or your nominee as the owner of the security, other than definitive bearer securities, which name the bearer as owner, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable.
Global securities name a depositary or its nominee as the owner of the debt securities represented by these global securities, other than global bearer securities, which name the bearer as owner. The depositary maintains a computerized system that will reflect each investor's beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.
Global Securities
Registered Global Securities. We may issue the debt securities in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees. If not described below, any specific terms of the depositary arrangement with respect to any debt securities to be represented by a registered global security will be described in the prospectus supplement relating to those debt securities. We anticipate that the following provisions will apply to all depositary arrangements:
Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or selling agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some jurisdictions may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities. So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the indenture.
Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest in that registered global security, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, if we request any action of holders of a registered global security or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of us, the trustee or any other agent of us or agent of the trustee will have any responsibility or liability to owners of beneficial interests for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests. We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants' accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of those participants.
We expect that each of the indenture will provide that if the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will be required to issue securities in definitive form in exchange for the registered global security that had been held by the depositary. In addition, the indenture are expected to allow us to decide, at any time and in our sole discretion, to not have any of the securities represented by one or more registered global securities. If we make that decision, we will issue securities in definitive form in exchange for all of the registered global security or securities representing those securities. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee or other relevant agent of ours or theirs. It is expected that the depositary's instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.
If we issue registered global securities, we expect that the Depository Trust Company, or DTC, will act as depository and the securities will be registered in the name of Cede & Co., as DTC's nominee.
Bearer Global Securities. Debt securities may also be issued in the form of one or more bearer global securities that will be deposited with a common depositary for the Euroclear System and Clearstream Banking, société anonyme or with a nominee for the depositary identified in the prospectus supplement relating to those securities. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any securities to be represented by a bearer global security will be described in the prospectus supplement relating to those securities.
Governing Law
The indenture and the debt securities are expect to be governed by the laws of the State of New York.

DESCRIPTION OF WARRANTS
We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.
The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:
•	the title of such warrants;
•	the aggregate number of such warrants;
•	the price or prices at which such warrants will be issued;
•	the currency or currencies, in which the price of such warrants will be payable;
•
the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies, in which the securities or other rights purchasable upon exercise of such warrants may be purchased;
•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;
•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;
•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;
•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;
•	information with respect to book-entry procedures, if any;
•	if applicable, a discussion of any material U.S. federal income tax considerations; and
•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF PURCHASE CONTRACTS
We may issue purchase contracts for the purchase or sale of any of our debt or equity securities issued by us.
Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities or currencies at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities or currencies and any acceleration, cancellation or termination provisions, provisions relating to U.S. federal income tax considerations, if any, or other provisions relating to the settlement of a purchase contract.
The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or pre-funded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.
The purchase contracts will be construed in accordance with and governed by the laws of the State of New York, without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction.

DESCRIPTION OF RIGHTS
We may issue rights to purchase our equity securities. These rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the shareholder receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering.
The applicable prospectus supplement relating to any rights will describe the terms of the offered rights, including, where applicable, the following:
•	the exercise price for the rights;
•	the number of rights issued to each shareholder;
•	the extent to which the rights are transferable;
•	any other terms of the rights, including terms, procedures and limitations relating to the exchange and exercise of the rights;
•	the date on which the right to exercise the rights will commence and the date on which the right will expire;
•	the amount of rights outstanding;
•	the extent to which the rights include an over-subscription privilege with respect to unsubscribed securities; and
•	the material terms of any standby underwriting arrangement entered into by us in connection with the rights offering.
The description in the applicable prospectus supplement of any rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate or rights agreement, which will be filed with the Commission if we offer rights. For more information on how you can obtain copies of any rights certificate or rights agreement if we offer rights, see "Where You Can Find Additional Information" of this prospectus. We urge you to read the applicable rights certificate, the applicable rights agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF UNITS
As specified in the applicable prospectus supplement, we may issue units consisting of one or more rights, purchase contracts, warrants, debt securities (and related guarantees), preferred shares, common shares or any combination of such securities.  The applicable prospectus supplement will describe:
•
the terms of the units and of the rights, purchase contracts, warrants, debt securities (and related guarantees), preferred shares and common shares comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units;
•	if applicable, a discussion of any material U.S. federal income tax considerations; and
•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

TAXATION
The following is a discussion of the material Cayman Islands and U.S. federal income tax considerations relevant to an investment decision by a U.S. Holder and a Non-U.S. Holder, each as defined below with respect to the common shares. This discussion does not purport to deal with the tax consequences of owning common shares to all categories of investors, some of which, such as dealers in securities, U.S. Holders whose functional currency is not the United States dollar and investors that own, actually or under applicable constructive ownership rules, 10% or more of our common shares, may be subject to special rules. This discussion deals only with holders who acquire common shares in this offering and hold the common shares as a capital asset. You are encouraged to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under U.S. federal, state, local or foreign law of the ownership of common shares.
Cayman Islands Tax Considerations
The following is a discussion on certain Cayman Islands income tax consequences of an investment in the Shares. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor's particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.
The Government of the Cayman Islands will not, under existing legislation, impose any income, corporate or capital gains tax, estate duty, inheritance tax, gift tax or withholding tax upon the Company.  Interest, dividends and gains payable to the Company and all distributions by the Company will be received free of any Cayman Islands income or withholding taxes.  The Company has registered as an exempted limited company under Cayman Islands law and the Company has applied for, and received, an undertaking from the Governor in Cabinet of the Cayman Islands to the effect that, for a period of 20 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits or income or gains or appreciations shall apply to the Company in respect of the operations or assets of the Company; and may further provide that any such taxes or any tax in the nature of estate duty or inheritance tax shall not be payable in respect of the obligations of the Company.  The Cayman Islands are not party to a double tax treaty with any country that is applicable to any payments made to or by the Company.
The Cayman Islands has entered into two intergovernmental agreements to improve international tax compliance and the exchange of information - one with the United States and one with the United Kingdom (the "US IGA" and the "UK IGA," respectively). The Cayman Islands has also signed, along with over 80 other countries, a multilateral competent authority agreement to implement the OECD Standard for Automatic Exchange of Financial Account Information – Common Reporting Standard (the "CRS").
Cayman Islands regulations have been issued to give effect to the US IGA, the UK IGA and CRS (collectively, the "AEOI Regulations").  Pursuant to the AEOI Regulations, the Cayman Islands Tax Information Authority (the "TIA") has published guidance notes on the application of the US and UK IGAs and CRS.
All Cayman Islands "Financial Institutions" (including the Company) will be required to comply with the registration, due diligence and reporting requirements of the AEOI Regulations, unless they are able to rely on an exemption that allows them to become a "Non-Reporting Financial Institution" (as defined in the relevant AEOI Regulations) with respect to one or more of the AEOI regimes, in which case only the registration requirement would apply under CRS. The Fund does not propose to rely on any Non-Reporting Financial Institution exemption and therefore intends to comply with all of the requirements of the AEOI Regulations. As such, the Company is required to (i) register with the IRS to obtain a Global Intermediary Identification Number (for the purposes of the US IGA only), (ii) register with the TIA, and thereby notify the TIA of its status as a "Reporting Financial Institution," (iii)  adopt and implement written policies and procedures setting out how it will address its obligations under CRS, (iv) conduct due diligence on its accounts to identify whether any such accounts are considered "Reportable Accounts," and (v) report information on such Reportable Accounts to the TIA. The TIA will transmit such information to the IRS (for US Reportable Accounts), the HMRC (for UK Reportable Accounts) or other applicable overseas fiscal authorities as the case may be.  Under the terms of the US IGA, withholding will not be imposed on payments made to the Company unless the IRS has specifically listed the Company as a non-participating financial institution, or on payments made by the Company unless the Company has otherwise assumed responsibility for withholding under United States tax law.

U.S. Federal Income Tax Considerations
In the opinion of Seward & Kissel LLP, the following are the material U.S. federal income tax consequences relevant to an investment decision by a U.S. Holder and a Non-U.S. Holder, each as defined below, with respect to our common shares.  The following discussion of U.S. federal income tax matters is based on the U.S. Internal Revenue Code of 1986, as amended (the "Code"), judicial decisions, administrative pronouncements, and existing and proposed regulations issued by the U.S. Department of the Treasury, all of which are subject to change, possibly with retroactive effect.
Unless otherwise noted, references in the following discussion to the "Company," "we" and "us" are to Ocean Rig UDW Inc. and its subsidiaries on a consolidated basis.
This discussion assumes that U.S. Holders and Non-U.S. Holders (each as defined below) hold our stock or securities as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income tax that may be relevant to all investors in light of its particular circumstances, or that may apply to an investor that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting for their securities, U.S. Holders subject to the alternative minimum tax, U.S. Holders that have a functional currency other than the U.S. dollar, tax-exempt organizations, financial institutions, mutual funds, partnerships or other pass through entities for U.S. federal income tax purposes, controlled foreign corporations, passive foreign investment companies, certain expatriates, corporations that accumulate earnings to avoid U.S. federal income tax, U.S. Holders who hold our stock or securities as part of a hedge, straddle, constructive sale or conversion transaction, U.S. holders that own (directly or constructively) 10% or more of our stock, U.S. Holders that hold our stock or securities through an "applicable partnership interest"). In addition, the discussion does not address any tax considerations under state, local, or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax that may apply to investors. This discussion also does not address U.S. tax considerations to investors in our stock or securities that are not U.S. holders, except to the extent discussed herein. Holders of our stock or securities must consult their own tax advisors to determine the particular tax consequences, including the application and effect of any state, local, or foreign income and other tax laws, of investing in our stock or securities.
If a partnership holds common shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding common shares, you are encouraged to consult your tax advisor.
Taxation of U.S. Holders
For purposes of this discussion, we use the term "U.S. Holder" to mean a beneficial owner of our stock or securities that is for U.S. federal income tax purposes:
•	a citizen or individual resident of the United States for U.S. federal income tax purposes;
•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state or the District of Columbia;
•
a trust if it (a) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

Taxation of U.S. Holders Acquiring Our Capital Stock
Distributions.
Subject to the discussion of passive foreign investment companies below, any distributions made by us with respect to our common shares to a U.S. Holder, will generally constitute dividends, to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder's tax basis in his common shares on a dollar-for-dollar basis and thereafter as capital gain. Because we are not a U.S. corporation, U.S. Holders that are corporations will generally not be entitled to claim a dividends received deduction with respect to any distributions they receive from us. Dividends paid with respect to our common shares will generally be treated as "passive category income" or, in the case of certain types of U.S. Holders, "general category income" when computing allowable foreign tax credits for U.S. foreign tax credit purposes.
Dividends paid on our common shares to a U.S. Holder who is an individual, trust or estate (a "U.S. Individual Holder") will generally be treated as "qualified dividend income" that is taxable to such U.S. Individual Holders at preferential tax rates provided that (1) the common share is readily tradable on an established securities market in the United States (such as the NASDAQ Global Select Market, on which our common shares are listed); (2) we are not a passive foreign investment company for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not believe we are, have been or will be); and (3) the U.S. Individual Holder has owned the common shares for more than 60 days in the 121-day period beginning 60 days before the date on which the common shares become ex-dividend. There is no assurance that any dividends paid on our common shares will be eligible for these preferential rates in the hands of a U.S. Individual Holder.  Any dividends paid by us which are not eligible for these preferential rates will be taxed as ordinary income to a U.S. Holder.
Special rules may apply to any "extraordinary dividend" generally, a dividend in an amount which is equal to or in excess of ten percent of a stockholder's adjusted basis (or fair market value in certain circumstances) in a common share paid by us. If we pay an "extraordinary dividend" on our common shares that is treated as "qualified dividend income," then any loss derived by a U.S. Individual Holder from the sale or exchange of such common shares will be treated as long-term capital loss to the extent of such dividend.
Sale, Exchange or other Disposition of Common Shares.
Assuming we do not constitute a passive foreign investment company for any taxable year, a U.S. Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of our common shares in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder's tax basis in such stock. Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder's holding period is greater than one year at the time of the sale, exchange or other disposition. Such capital gain or loss will generally be treated as U.S. source income or loss, as applicable, for U.S. foreign tax credit purposes. A U.S. Holder's ability to deduct capital losses is subject to certain limitations.
Passive Foreign Investment Company Status and Significant Tax Consequences.
Special U.S. federal income tax rules apply to a U.S. Holder that holds stock in a foreign corporation classified as a passive foreign investment company (a "PFIC") for U.S. federal income tax purposes. In general, a foreign corporation will be treated as a PFIC with respect to a U.S. shareholder in such foreign corporation, if, for any taxable year in which such shareholder holds stock in such foreign corporation, either:
•
at least 75% of the corporation's gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business); or

•	at least 50% of the average value of the assets held by the corporation during such taxable year produce, or are held for the production of, passive income.

For purposes of determining whether a foreign corporation is a PFIC, it will be treated as earning and owning its proportionate share of the income and assets, respectively, of any of its subsidiary corporations in which it owns at least 25% of the value of the subsidiary's stock. If Ocean Rig UDW Inc. is treated as a PFIC, then a U.S. person would be treated as indirectly owning shares of its foreign corporate subsidiaries for purposes of the PFIC rules.
Income earned by a foreign corporation in connection with the performance of services would not constitute passive income. By contrast, rental income would generally constitute "passive income" unless the foreign corporation is treated under specific rules as deriving its rental income in the active conduct of a trade or business.
We do not believe that we are currently a PFIC, although we may have been a PFIC for certain prior taxable years. Based on our current operations and future projections, we do not believe that we have been, are, or will be a PFIC with respect to any taxable year beginning with the 2009 taxable year. Although we intend to conduct our affairs in the future in a manner to avoid being classified as a PFIC, we cannot assure you that the nature of our operations will not change in the future.
Special U.S. federal income tax elections have been made or will be made in respect of certain of our subsidiaries. The effect of these special U.S. tax elections is to ignore or disregard the subsidiaries for which elections have been made as separate taxable entities and to treat them as part of their sole shareholder. Therefore, for purposes of the following discussion, for each subsidiary for which such an election has been made, the shareholder of such subsidiary, and not the subsidiary itself, will be treated as the owner of the subsidiary's assets and as receiving the subsidiary's income.
As discussed more fully below, if we were to be treated as a PFIC for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes an election to treat us as a "Qualified Electing Fund," which election we refer to as a "QEF election" or makes a "mark-to market" election with respect to our stock.  In addition, if we were to be treated as a PFIC for any taxable year, a U.S. Holder that owns our common shares in that year would generally be required to file a Form 8621 with its U.S. federal income tax return for that year.
Taxation of U.S. Holders Making a Timely QEF Election.  If a U.S. Holder makes a timely QEF election, which U.S. Holder we refer to as an "Electing Holder," the Electing Holder must report each year for U.S. federal income tax purposes his pro rata share of our ordinary earnings and our net capital gain, if any, for our taxable year that ends with or within the taxable year of the Electing Holder, regardless of whether or not distributions were received from us by the Electing Holder. The Electing Holder's adjusted tax basis in the common shares will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that had been previously taxed will result in a corresponding reduction in the adjusted tax basis in the common shares and will not be taxed again once distributed. An Electing Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of the common shares. A U.S. Holder would make a QEF election with respect to any year that our company is a PFIC by filing Internal Revenue Service Form 8621 with his U.S. federal income tax return. If we were aware that we were to be treated as a PFIC for any taxable year, we would, if possible, provide each U.S. Holder with all necessary information in order to make the QEF election described above. It should be noted that we may not be able to provide such information if we did not become aware of our status as a PFIC in a timely manner.
Taxation of U.S. Holders Making a "Mark-to-Market" Election.  Alternatively, if we were to be treated as a PFIC for any taxable year and our stock is treated as "marketable stock," a U.S. Holder would be allowed to make a "mark-to-market" election with respect to our common shares, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. Since our stock is traded on the NASDAQ Global Select Market, we believe that our stock is "marketable stock" for this purpose.  If the "mark-to-market" election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the common shares at the end of the taxable year over such holder's adjusted tax basis in the common shares. The U.S. Holder would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder's adjusted tax basis in the common shares over its fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder's tax basis in his common shares would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of the common shares would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the common shares would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the U.S. Holder.

Taxation of U.S. Holders Not Making a Timely QEF Election or Mark-to-Market Election.  Finally, if we were to be treated as a PFIC for any taxable year, a U.S. Holder who does not make a QEF election (or a mark-to-market election, if such election is available) for that year, whom we refer to as a "Non-Electing Holder," would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on the common shares in a taxable year in excess of 125 % of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder's holding period for the common shares), and (2) any gain realized on the sale, exchange or other disposition of the common shares. Under these special rules:
•	the excess distribution or gain would be allocated ratably over the Non-Electing Holders' aggregate holding period for the common shares;
•	the amount allocated to the current taxable year and any taxable year before we became a PFIC would be taxed as ordinary income; and
•
the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

These penalties would not apply to a pension or profit sharing trust or other tax-exempt organization that did not borrow funds or otherwise utilize leverage in connection with its acquisition of the common shares. If a Non-Electing Holder who is an individual dies while owning the common shares, such holder's successor generally would not receive a step-up in tax basis with respect to such stock.
Taxation of U.S. Holders Acquiring Our Debt Securities

Special rules apply to debt instruments, depending on the characteristics of the offered securities and whether the debt instrument was acquired by a U.S. Holder during its original issuance by us.  Generally, a U.S. Holder will have a beginning tax basis in the debt securities equal to the cost of the debt securities, increased, if applicable, by any market discount preciously included in income by such U.S. Holder pursuant to an election to include market discount in income currently as it accrues, and reduced (but not below zero), if applicable, by the accrual of any amortizable bond premium which such U.S. Holder has previously elected to deduct from gross income and any payment on the debt securities other than qualified stated interest.  A U.S. Holder will generally have to include stated interest on a debt security will be including in the U.S. Holder's income as ordinary income.  If a debt instrument is considered as being issued with original issue discount, U.S. Holders generally would be required to recognize such discount as it accrues over the term of the instrument as ordinary income. The sale, exchange or retirement of a debt security by a U.S. Holder will be a taxable transaction in which the U.S. Holder will generally recognize capital gain or capital loss if the amount realized from the sale, exchange or retirement of the debt security is greater or less than the U.S. Holder's adjusted tax basis in the debt security (although some accrued but unpaid interest may be recognized by U.S. Holders as ordinary income).  We may offer debt securities that have, among possible other features, variable interest rates, original issue discount, or conversion rights, and the tax consequences of holding such debt securities will be described in a prospectus supplement.

Taxation of U.S. Holders Acquiring Our Warrants

Neither we nor a U.S. Holder of our warrants will recognize gain or loss as a result of the U.S. Holder's receipt of our common stock upon exercise of a warrant. A U.S. Holder's adjusted tax basis in the common shares received will be an amount equal to the U.S. holder's adjusted tax basis in the warrant that is being exercised plus any exercise premium being paid by the U.S. Holder.  If the warrants lapse without being exercised, the U.S. Holder will recognize capital loss in the amount equal to the U.S. Holder's adjusted tax basis in the warrants. A U.S. Holder's holding period for common shares received upon exercise of a warrant will commence on the date the warrant is exercised.
The exercise price of a warrant may be subject to adjustment (for anti-dilution purposes) under certain circumstances. If an adjustment increases a proportionate interest of the U.S Holder of a warrant in the fully diluted common stock without proportionate adjustments to the holders of our common stock, U.S. Holder of the warrants may be treated as having received a constructive distribution, which may be taxable to the U.S. Holder as a dividend.

If we are a PFIC, U.S. Holders of our warrants may not be able to make a QEF election, but a mark to market election may be available.  In the absence of either election, a U.S. Holder of our warrants during any period when we are a PFIC may be subject to adverse U.S. federal income tax consequences.

Taxation of U.S. Holders Acquiring Our Units

If we offer one or more of our securities as a "unit," U.S. Holders must allocate the purchase price for the offered unit on the basis of the fair market values of the constituent securities comprising an offered unit.

Taxation of "Non-U.S. Holders"
A beneficial owner of common shares that is not a U.S. Holder (other than a partnership) is referred to herein as a "Non-U.S. Holder."
Dividends on Common Shares
Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax on dividends received from us with respect to our common shares, unless that income is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States. If the Non-U.S. Holder is entitled to the benefits of a U.S. income tax treaty with respect to those dividends, that income is taxable only if it is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States.
Sale, Exchange or Other Disposition of common shares
Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of our common shares, unless:
•
the gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States. If the Non-U.S. Holder is entitled to the benefits of an income tax treaty with respect to that gain, that gain is taxable only if it is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States; or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and other conditions are met.
If the Non-U.S. Holder is engaged in a U.S. trade or business for U.S. federal income tax purposes, the income from the common shares, including dividends and the gain from the sale, exchange or other disposition of the shares that is effectively connected with the conduct of that trade or business will generally be subject to regular U.S. federal income tax in the same manner as discussed in the previous section relating to the taxation of U.S. Holders. In addition, if you are a corporate Non-U.S. Holder, your earnings and profits that are attributable to the effectively connected income, which are subject to certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.
Backup Withholding and Information Reporting
In general, dividend payments, or other taxable distributions, made within the United States to a holder will be subject to information reporting requirements. Such payments will also be subject to "backup withholding" if paid to a non-corporate U.S. Holder who:
•	fails to provide an accurate taxpayer identification number;
•	is notified by the Internal Revenue Service that he has failed to report all interest or dividends required to be shown on his federal income tax returns; or
•	in certain circumstances, fails to comply with applicable certification requirements.
If a holder sells his common shares to or through a U.S. office or broker, the payment of the proceeds is subject to both U.S. backup withholding and information reporting unless the holder establishes an exemption. If a holder sells his common shares through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to the holder outside the United States then information reporting and backup withholding generally will not apply to that payment. However, U.S. information reporting requirements, but not backup withholding, will apply to a payment of sales proceeds, including a payment made to a holder outside the United States, if the holder sells his common shares through a non-U.S. office of a broker that is a U.S. person or has some other contacts with the United States.

Backup withholding is not an additional tax. Rather, a taxpayer generally may obtain a refund of any amounts withheld under backup withholding rules that exceed the taxpayer's income tax liability by filing a refund claim with the IRS.
Individuals who are U.S. Holders (and to the extent specified in applicable Treasury regulations, certain individuals who are Non-U.S. Holders and certain U.S. entities) who hold "specified foreign financial assets" (as defined in Section 6038D of the Code) are required to file IRS Form 8938 with information relating to the asset for each taxable year in which the aggregate value of all such assets exceeds $75,000 at any time during the taxable year or $50,000 on the last day of the taxable year (or such higher dollar amount as prescribed by applicable Treasury regulations).  Specified foreign financial assets would include, among other assets, the common shares, unless the shares held through an account maintained with a U.S. financial institution. Substantial penalties apply to any failure to timely file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not due to willful neglect. Additionally, in the event an individual U.S. Holder (and to the extent specified in applicable Treasury regulations, an individual Non-U.S. Holder or a U.S. entity) that is required to file IRS Form 8938 does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such holder for the related tax year may not close until three years after the date that the required information is filed.  U.S. Holders (including U.S. entities) and Non-U.S. Holders are encouraged consult their own tax advisors regarding their reporting obligations under this legislation.
Cyprus Tax Considerations
On March 9, 2017, we received a letter from the Republic of Cyprus Ministry of Finance stating that we have ceased to be considered as tax residents in the Republic of Cyprus as of December 31, 2016.
Other Tax Considerations
In addition to the tax consequences discussed above, we may be subject to tax in one or more other jurisdictions where we conduct activities. The amount of any such tax imposed upon our operations may be material.
We provide offshore drilling services to third parties through our fully owned subsidiaries. Such services may be provided in countries where the tax legislation subjects drilling revenue to withholding tax or other corporate taxes, and where the operating cost may also be increased due to tax requirements. The amount of such taxable income and liability will vary depending upon the level of our operations in such jurisdiction in any given taxable year. Distributions from our subsidiaries may be subject to withholding tax.
We do not benefit from income tax positions that we believe are more likely than not to be disallowed upon challenge by a tax authority. If any tax authority successfully challenges our operational structure, inter-company pricing policies or the taxable presence of our key subsidiaries in certain countries; or if the terms of certain income tax treaties are interpreted in a manner that is adverse to our structure; or if we lose a material tax dispute in any country, particularly in Brazil, Norway, Angola, Netherlands, Congo, Senegal, Cyprus, Jersey, South Africa, the United States, the U.K., Falkland Islands, Ivory Coast, Tanzania or Ghana our effective tax rate on our world-wide earnings could increase substantially and our earnings and cash flows from operations could be materially adversely affected.

EXPENSES
The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.
SEC registration fee		$99,352.86	(1)
Printing and engraving expenses	$	*
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Transfer agent and registrar fees	$	*
Indenture trustee fees and expenses	$	*
Miscellaneous	$	*
Total		$99,352.86	(1)

(1)
Pursuant to Rule 415(a)(6) under the Securities Act, this Registration Statement includes unsold securities that had been previously registered and for which the registration fee had previously been paid. Accordingly, the amount of the registration fee to be paid is reduced by $92,399.03 the amount of the registration fee applied to such unsold securities.

*	To be provided by a prospectus supplement or as an exhibit to a report on Form 6-K that is incorporated by reference into this registration statement.

LEGAL MATTERS
Matters relating to United States law will be passed upon for us by Seward & Kissel LLP, New York, New York. The validity of the common shares and certain other matters relating to Cayman Islands law will be passed upon for us by Mourant Ozannes, Cayman Islands.
EXPERTS
The consolidated financial statements of Ocean Rig UDW Inc. appearing in Ocean Rig UDW Inc.'s Annual Report (Form 20-F) for the year ended December 31, 2017, and the effectiveness of Ocean Rig UDW Inc.'s internal control over financial reporting as of December 31, 2017 have been audited by Ernst & Young (Hellas) Certified Auditors-Accountants S.A., independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing. The address of Ernst & Young (Hellas) Certified Auditors-Accountants S.A. is Chimarras 8B, 15125, Maroussi, Greece and is registered as a corporate body with the public register for company auditors-accountants kept with the Body of Certified-Auditors-Accountants, or SOEL, Greece with registration number 107.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information.
Government Filings
We file annual and special reports with the Commission. You may read and copy any document that we file at the public reference room maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.
This prospectus and any prospectus supplement are part of a registration statement that we filed with the Commission and do not contain all of the information in the registration statement. The full registration statement may be obtained from the Commission or us, as indicated below. Forms of the indenture and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the Commission's Public Reference Room in Washington, D.C., as well as through the Commission's website.

Information Incorporated by Reference
The Commission allows us to "incorporate by reference" information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.
We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:
•
Annual Report on Form 20-F for the year ended December 31, 2017, filed with the Commission on March 15, 2018, which contains audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or any prospectus supplement.
You should rely only on the information contained or incorporated by reference in this prospectus and subsequent filings. We, any selling shareholder, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We, any selling shareholder, and any underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.
You may request a free copy of the above mentioned filings or any subsequent filing we incorporated by reference to this prospectus by writing or us at the following address:
Ocean Rig UDW Inc.
 Ocean Rig Cayman Management Services SEZC Limited
3rd Floor Flagship Building
Harbour Drive, Grand Cayman,
Cayman Islands
+1 345 327 9232
Information Provided by the Company
We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm, and intend to furnish quarterly reports containing selected unaudited financial data for the first three quarters of each fiscal year. The audited financial statements will be prepared in accordance with United States generally accepted accounting principles and those reports will include a "Management's Discussion and Analysis of Financial Condition and Results of Operations" section for the relevant periods. As a "foreign private issuer," we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we intend to furnish proxy statements to any shareholder in accordance with the rules of the Nasdaq Global Select Market, those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a "foreign private issuer," we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.
Disclosure of Commission Position on Indemnification for Securities Act Liabilities
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 8.	Indemnification of Directors and Officers
Under Section 78 of the Companies Law of the Cayman Islands, the liability of the directors, managers or the managing director of a Cayman Islands company may, if so provided by the company's memorandum of association, be unlimited. Cayman Islands law does not otherwise limit the extent to which a company's memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against actual fraud or willful default or the consequences of committing a crime.
The Registrant's amended and restated memorandum and articles of association provide for indemnification of the current and former officers and directors of the Registrant to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud or willful default.
The Registrant has entered and will enter, pursuant to certain Governance Agreements entered into by the Registrant with certain shareholders of the Registrant dated September 22, 2017 (the "Governance Agreements"), into indemnification agreements with each of its current directors and executive officers and each Lender Director and Lender Appointing Person, as such persons are defined in the Registrant's Second Amended and Restated Memorandum and Articles of Association, to provide these persons additional contractual assurances regarding the scope of the indemnification set forth in the Registrant's amended and restated memorandum and articles of association and to provide additional procedural protections.
The Registrant has directors' and officers' liability insurance for its directors and officers.
The Registrant's Governance Agreements with certain shareholders also provide for cross-indemnification in connection with the registration of our common shares on behalf of such shareholders.
Item 9.	Exhibits
The exhibit index at the end of this registration statement, or the Exhibit Index, identifies the exhibits which are included in this registration statement and are incorporated herein by reference.
Item 10.	Undertakings
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement. Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.
(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i) (A)  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this Registration Statement as of the date the filed prospectus was deemed part of and included in this Registration Statement; and
(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of 314 securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(6) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the Securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) — (g) Not applicable.
(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(i) Not applicable.
(j) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.
(k) Not applicable.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Athens, country of Greece on the 19th of March, 2018.

OCEAN RIG UDW INC.

By:	/s/ George Economou
Name:	George Economou
Title:	Chairman of the Board of Directors

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Gary J. Wolfe and Keith Billotti his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on the 19th day of March, 2018 in the capacities indicated.
Signature	Title
By: /s/ George Economou	Chairman of the Board of Directors
Name: George Economou

By: /s/ Pankaj Khanna	Chief Executive Officer and President (Principal Executive Officer)
Name: Pankaj Khanna

By: /s/ Antonios Kandylidis	Executive Vice Chairman and Director
Name: Antonios Kandylidis

By: /s/ Iraklis Sbarounis	Chief Financial Officer, Secretary and Director (Principal Financial and Accounting Officer)
Name: Iraklis Sbarounis

By:/s/ John Simon	Director
Name: John Simon

By: /s/ John Liveris	Director
Name: John Liveris

By: /s/ Karl Blanchard	Director
Name: Karl Blanchard

By: /s/ James Devine	Director
Name: James Devine

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT
Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of Ocean Rig UDW Inc., has signed this Registration Statement in the city of Newark, state of Delaware, on the 19th day of March, 2018.
PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Authorized Representative

Exhibits

Exhibit Number	Description

1.1	Form of Underwriting Agreement (for equity securities)(1)

1.2	Form of Underwriting Agreement (for debt securities)(1)

3.1
Second Amended and Restated Memorandum and Articles of Association of Ocean Rig UDW Inc., incorporated by reference to exhibit 1.1 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2017, filed with the SEC on March 15, 2018.

4.1	Form of Common Share Certificate for Class A Common Shares(2)

4.2	Form of Common Share Certificate for Class B Common Shares(2)

4.2	Form of Preferred Share Certificate(2)

4.3	Form of Warrant Agreement(1)

4.4	Form of Purchase Contract(1)

4.5	Form of Senior Indenture

4.6	Form of Subordinated Indenture

4.7	Form of Unit Agreement (1)

4.8	Form of Rights Agreement (1)

5.1	Opinion of Mourant Ozannes, as to the legality of the common shares

5.2	Opinion of Seward & Kissel, LLP, United States and New York counsel to the Company

8.1	Opinion of Mourant Ozannes, as to certain Cayman Islands tax matters

8.2	Opinion of Seward & Kissel LLP, as to certain U.S. tax matters

10.1
Management Agreement, dated December 13, 2013, by and between Drillship Skyros Owners Inc., as the Owner, and Ocean Rig Management Inc., as the Manager, incorporated by reference to exhibit 4.59 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2014, filed with the SEC on March 9, 2015.

10.2
Management Agreement, dated February 25, 2014, by and between Drillship Kythnos Owners Inc., as the Owner, and Ocean Rig Management Inc., as the Manager, incorporated by reference to exhibit 4.60 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2014, filed with the SEC on March 9, 2015.

10.3
Management Agreement, dated April 17, 2014, by and between Drillship Hydra Owners Inc., as the Owner, and Ocean Rig Management Inc., as the Manager, incorporated by reference to exhibit 4.61 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2014, filed with the SEC on March 9, 2015.

10.4
Management Agreement, dated April 17, 2014, by and between Drillship Kithira Owners Inc., as the Owner, and Ocean Rig Management Inc., as the Manager, incorporated by reference to exhibit 4.62 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2014, filed with the SEC on March 9, 2015.

10.5
Management Agreement, dated April 17, 2014, by and between Drillship Paros Owners Inc., as the Owner, and Ocean Rig Management Inc., as the Manager, incorporated by reference to exhibit 4.63 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2014, filed with the SEC on March 9, 2015.

10.6
Management Agreement, dated April 17, 2014, by and between Ocean Rig 1 Inc., as the Owner, and Ocean Rig Management Inc., as the Manager, incorporated by reference to exhibit 4.64 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2014, filed with the SEC on March 9, 2015.

10.7
Management Agreement, dated April 17, 2014, by and between Ocean Rig 2 Inc., as the Owner, and Ocean Rig Management Inc., as the Manager, incorporated by reference to exhibit 4.65 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2014, filed with the SEC on March 9, 2015.

10.8
Management Agreement, dated April 17, 2014, by and between Drillship Skiathos Owners Inc., as the Owner, and Ocean Rig Management Inc., as the Manager, incorporated by reference to exhibit 4.66 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2014, filed with the SEC on March 9, 2015.

10.9
Management Agreement, dated April 17, 2014, by and between Drillship Skopelos Owners Inc., as the Owner, and Ocean Rig Management Inc., as the Manager, incorporated by reference to exhibit 4.67 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2014, filed with the SEC on March 9, 2015.

10.10
Management Agreement, dated February 17, 2015, by and between Drillship Alonissos Owners Inc., as the Owner, and Ocean Rig Management Inc., as the Manager, incorporated by reference to exhibit 4.68 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2014, filed with the SEC on March 9, 2015.

10.11
Time charter party for offshore service vessels by and between Dianthus Maritime Ltd. and Ocean Rig Global Chartering Inc. dated March 29, 2016, incorporated by reference to exhibit 4.54 to the Annual Report on Form 20-F of DryShips Inc. for the fiscal year ended December 31, 2016, filed with the SEC on March 13, 2017.

10.12
Time charter party for offshore service vessels between Fiore Shipping Inc. and Ocean Rig Global Chartering Inc. dated March 29, 2016, incorporated by reference to exhibit 4.55 to the Annual Report on Form 20-F of DryShips Inc. for the fiscal year ended December 31, 2016, filed with the SEC on March 13, 2017.

10.13
Management Services Agreement by and between Ocean Rig UDW Inc. and TMS Offshore Services Inc. dated March 31, 2016, incorporated by reference to Exhibit 4.34 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2015, filed with the SEC on March 31, 2016.

10.14
Termination Agreement by and between Ocean Rig Management and Cardiff Drilling Inc., dated March 31, 2016, incorporated by reference to Exhibit 4.37 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2016, filed with the SEC on March 22, 2017.

10.15
Termination Agreement by between Ocean Rig Management and Vivid Finance Limited dated March 31, 2016, incorporated by reference to Exhibit 4.38 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2016, filed with the SEC on March 22, 2017.

10.16
Stock Purchase Agreement by and between Dryships Inc. as Seller and Ocean Rig Investments Inc.  as Buyer, dated April 5, 2016, incorporated by reference to Exhibit 4.112 to the Annual Report on Form 20-F of DryShips Inc. for the fiscal year ended December 31, 2015, filed with the SEC on April 27, 2016.

10.17
Amendment No.1 to Facilities Agreement, dated February 13, 2015, by and among Drillship Alonissos Shareholders Inc., as Borrower, Ocean Rig UDW Inc., as Parent and Guarantor, Drillship Alonissos Owners Inc., as Drillship Owner and Guarantor, and the other entities named therein, relating to $475 million Term Loan Facilities, dated August 31, 2016, incorporated by reference to Exhibit 4.40 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2016, filed with the SEC on March 22, 2017.

10.18
Put and Call Option Agreement between Drillship Alonissos Shareholders Inc. as Borrower, Ocean Rig UDW Inc. as Purchaser and Drillship Alonissos Owners Inc. as Drillship Owner, dated August 31, 2016, incorporated by reference to Exhibit 4.41 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2016, filed with the SEC on March 22, 2017.

10.19
Trust Agreement of Drillship Alonissos Stock Trust, dated August 31, 2016, incorporated by reference to Exhibit 4.42 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2016, filed with the SEC on March 22, 2017.

10.20
Addendum to First Preferred Marshall Islands Mortgage by and between Drillships Alonissos Owners Inc. and DNB Bank ASA relating to the Ocean Rig Apollo dated August 31, 2016, incorporated by reference to Exhibit 4.43 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2016, filed with the SEC on March 22, 2017.

10.21
Share Security Deed by and between Drillship Alonissos Stock Trust as Shareholder and DNB Bank ASA as Security Agent relating to the shares of Drillship Alonissos Shareholders Inc., dated August 31, 2016, incorporated by reference to Exhibit 4.44 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2016, filed with the SEC on March 22, 2017.

10.22
Termination Agreement by between Eastern Med Consultants Inc. and Azara Services S.A., dated as of December 30, 2016, incorporated by reference to Exhibit 4.45 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2016, filed with the SEC on March 22, 2017.

10.23
Termination Agreement by between Eastern Med Consultants Inc. and Basset Holdings Inc., dated as of December 30, 2016, incorporated by reference to Exhibit 4.46 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2016, filed with the SEC on March 22, 2017.

10.24
Addendum to Management Services Agreement by and between Ocean Rig UDW Inc. and TMS Offshore Services Inc. dated March 31, 2016, dated as of January 16, 2017, incorporated by reference to Exhibit 4.47 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2016, filed with the SEC on March 22, 2017.

10.25
Restructuring Agreement by and among Ocean Rig UDW Inc., Drillships Financing Holding Inc., Drillships Ocean Ventures Inc. and the Supporting Creditors as defined therein, dated March 23, 2017 and incorporated by reference to Exhibit 10.1 to the Company's Report on Form 6-K dated March 28, 2017.

10.26
Waiver to Restructuring Support Agreement by and among Ocean Rig UDW Inc., Drillships Financing Holding Inc., Drillships Ocean Ventures Inc. and the Supporting Creditors as defined therein, dated March 23, 2017 and incorporated by reference to Exhibit 10.2 to the Company's Report on Form 6-K dated March 28, 2017.

10.27
Credit Agreement by and among Ocean Rig UDW Inc., as Parent, the subsidiaries of Ocean Rig UDW Inc. parties thereto as Borrowers, the Lenders Party thereto and Deutsche Bank AG New York Brank as Administrative Agent and Collateral Agent in the amount of $450 million, dated September 22, 2017 incorporated by reference to Exhibit 10.1 to the Company's Report on Form 6-K dated September 22, 2017.

10.28
Intercreditor Agreement by and among Ocean Rig UDW Inc., as Parent, the subsidiaries of Ocean Rig UDW Inc. parties thereto as Second Lien Borrowers, the Lenders Party thereto and Deutsche Bank AG New York Brank as Second Lien Collateral Agent, dated September 22, 2017 incorporated by reference to Exhibit 10.2 to the Company's Report on Form 6-K dated September 22, 2017.

10.29
Form of Governance Agreement signed Ocean Rig UDW Inc. and certain shareholders of the Company in connection with the Company's restructuring, dated September 22, 2017, incorporated by reference to Exhibit 10.3 to the Company's Report on Form 6-K dated September 22, 2017.

10.30
Management Services Agreement by and among Ocean Rig UDW Inc., the Subsidiaries party thereto and TMS Offshore Services Ltd. dated September 22, 2017, incorporated by reference to Exhibit 10.4 to the Company's Report on Form 6-K dated September 22, 2017.

10.31
Management Services Agreement by and between Ocean Rig 2 Inc., as the Owner, and TMS Offshore Services Ltd., as the Manager, dated September 22, 2017, incorporated by reference to exhibit 4.31 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2017, filed with the SEC on  March 15, 2018.

10.32
Management Services Agreement by and between Ocean Rig 1 Inc., as the Owner, and TMS Offshore Services Ltd., as the Manager, dated September 22, 2017, incorporated by reference to exhibit 4.32 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2017, filed with the SEC on March 15, 2018.

10.33
Management Services Agreement by and between Drillship Alonissos Owners Inc., as the Owner, and TMS Offshore Services Ltd., as the Manager, dated September 22, 2017, incorporated by reference to exhibit 4.33 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2017, filed with the SEC on March 15, 2018.

10.34
Management Services Agreement by and between Drillship Kythnos Owners Inc., as the Owner, and TMS Offshore Services Ltd., as the Manager, dated September 22, 2017, incorporated by reference to exhibit 4.34 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2017, filed with the SEC on March 15, 2018.

10.35
Management Services Agreement by and between Drillship Hydra Owners Inc., as the Owner, and TMS Offshore Services Ltd., as the Manager, dated September 22, 2017, incorporated by reference to exhibit 4.35 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2017, filed with the SEC on March 15, 2018.

10.36
Management Services Agreement by and between Drillship Skopelos Owners Inc., as the Owner, and TMS Offshore Services Ltd., as the Manager, dated September 22, 2017, incorporated by reference to exhibit 4.36 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2017, filed with the SEC on March 15, 2018.

10.37
Management Services Agreement by and between Drillship Skiathos Owners Inc., as the Owner, and TMS Offshore Services Ltd., as the Manager, dated September 22, 2017, incorporated by reference to exhibit 4.37 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2017, filed with the SEC on March 15, 2018.

10.38
Management Services Agreement by and between Drillship Paros Owners Inc., as the Owner, and TMS Offshore Services Ltd., as the Manager, dated September 22, 2017, incorporated by reference to exhibit 4.38 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2017, filed with the SEC on March 15, 2018.

10.39
Management Services Agreement by and between Agon Shipping Inc., as the Owner, and TMS Offshore Services Ltd., as the Manager, dated September 22, 2017, incorporated by reference to exhibit 4.39 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2017, filed with the SEC on March 15, 2018.

10.40
Management Services Agreement by and between Drillship Kithira Owners Inc., as the Owner, and TMS Offshore Services Ltd., as the Manager, dated September 22, 2017, incorporated by reference to exhibit 4.40 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2017, filed with the SEC on March 15, 2018.

10.41
Management Services Agreement by and between Drillship Skyros Owners Inc., as the Owner, and TMS Offshore Services Ltd., as the Manager, dated September 22, 2017, incorporated by reference to exhibit 4.41 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2017, filed with the SEC on March 15, 2018.

10.42
Global Settlement Agreement by and among Ocean Rig UDW Inc., Drillships Financing Holding Inc., Drillships Ocean Ventures Inc., and Drill Rigs Holdings Inc., dated March 17, 2017, incorporated by reference to exhibit 4.42 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2017, filed with the SEC on March 15, 2018.

10.43
Amendment to the Restructuring Support Agreement, by and among Ocean Rig UDW Inc., Drillships Financing Holding Inc., Drillships Ocean Ventures Inc., and Drill Rigs Holdings Inc. and the Supporting Creditors named therein, dated April 7, 2017, incorporated by reference to exhibit 4.43 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2017, filed with the SEC on March 15, 2018.

10.44
Second Amendment to the Restructuring Support Agreement, by and among Ocean Rig UDW Inc., Drillships Financing Holding Inc., Drillships Ocean Ventures Inc., and Drill Rigs Holdings Inc. and the Supporting Creditors named therein, dated April 21, 2017, incorporated by reference to exhibit 4.44 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2017, filed with the SEC on March 15, 2018.

10.45
Third Amendment to the Restructuring Support Agreement, by and among Ocean Rig UDW Inc., Drillships Financing Holding Inc., Drillships Ocean Ventures Inc., and Drill Rigs Holdings Inc. and the Supporting Creditors named therein, dated May 8, 2017, incorporated by reference to exhibit 4.45 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2017, filed with the SEC on March 15, 2018.

10.46
Fourth Amendment to the Restructuring Support Agreement, by and among Ocean Rig UDW Inc., Drillships Financing Holding Inc., Drillships Ocean Ventures Inc., and Drill Rigs Holdings Inc. and the Supporting Creditors named therein, dated May 17, 2017, incorporated by reference to exhibit 4.46 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2017, filed with the SEC on March 15, 2018.

10.47
Fifth Amendment to the Restructuring Support Agreement, by and among Ocean Rig UDW Inc., Drillships Financing Holding Inc., Drillships Ocean Ventures Inc., and Drill Rigs Holdings Inc. and the Supporting Creditors named therein, dated May 31, 2017, incorporated by reference to exhibit 4.47 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2017, filed with the SEC on March 15, 2018.

10.48
Second Waiver and Amendment to the Restructuring Support Agreement, by and among Ocean Rig UDW Inc., Drillships Financing Holding Inc., Drillships Ocean Ventures Inc., and Drill Rigs Holdings Inc. and the Supporting Creditors named therein, dated September 21, 2017, incorporated by reference to exhibit 4.48 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2017, filed with the SEC on March 15, 2018.

10.49
Waiver and Amendment No. 2 of Credit Agreement, by and among Drillship Hydra Owners Inc., Drillship ParosOwners Inc., Drillship Kithira Owners Inc., Drillship Skopelos Owners Inc., Drillship Skiathos Owners Inc., Drillship Skyros Owners Inc., Drillship Kythnos Owners Inc., Agon Shipping Inc., Drillships Financing Holding Inc., Drillships Ocean Ventures Inc., Drillships Ventures Projects Inc., Drillships Projects Inc., Drill Rigs Holdings Inc., Ocean Rig 1 Inc. and Ocean Rig 2 Inc., as Borrowers, and Ocean Rig UDW Inc., as Parent and the Lenders party thereto, dated January 5, 2018, incorporated by reference to exhibit 4.49 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2017, filed with the SEC on March 15, 2018.

10.50
Letter Terminating the Existing Management Services Agreement between Ocean Rig UDW Inc. and TMS Offshore Services Ltd., from Ocean Rig UDW Inc. to Mare Services Limited, dated September 22, 2017, incorporated by reference to exhibit 4.50 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2017, filed with the SEC on March 15, 2018.

10.51
Escrow Agreement, by and among Ocean Rig UDW Inc., as Depositor, each of the subsidiaries listed as a party thereto, TMS Offshore Services Ltd., and MaplesFS Limited, as Escrow Agent, dated September 20, 2017, incorporated by reference to exhibit 4.51 to the Annual Report on Form 20-F of Ocean Rig UDW Inc. for the fiscal year ended December 31, 2017, filed with the SEC on March 15, 2018.

23.1	Consent of Mourant Ozannes (included in Exhibit 5.1)

23.2	Consent of Seward & Kissel LLP (included within Exhibit 8.2)

23.3	Consent of Independent Registered Public Accounting Firm (Ernst & Young (Hellas) Certified Auditors Accountants S.A.)

24.1	Power of Attorney (contained in signature page)

25.1	Form of T-1 Statement of Eligibility (senior indenture)(1)

25.2	Form of T-1 Statement of Eligibility (subordinated indenture)(1)

(1)	To be filed as an amendment or as an exhibit to a report filed pursuant to the Securities Exchange Act of 1934 and incorporated by reference into this registration statement.

(2)	No exhibit to be filed as the Company does not issue physical share certificates.